Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG
1137925 B.C. LTD.
AND
HORIZON PLASTICS INTERNATIONAL INC.
AND
1541689 ONTARIO INC.
AND
2551024 ONTARIO INC.
AND
HORIZON PLASTICS DE MÉXICO, S.A. DE C.V.
AND
BRIAN READ

MADE AS OF
January 16, 2018
Dentons Canada LLP

ii

ARTICLE 4 COVENANTS		45

4.1	Covenants of Vendors	45

4.2	Covenants of Purchaser	48

4.3	Employees	49

4.4	Privacy Issues	50

ARTICLE 5 CONDITIONS		52

5.1	Conditions for the Benefit of the Purchaser	52

5.2	Conditions for the Benefit of the Vendors	54

5.3	Mutual Conditions	55

ARTICLE 6 CLOSING ARRANGEMENTS		55

6.1	Closing	55

6.2	Examination of Records and Purchased Assets, etc.	55

6.3	Vendors' conduct of the Business prior to Closing	56

6.4	Restrictions on Vendors' conduct of the Business prior to Closing	56

6.5	No solicitation	57

6.6	Certain notifications	58

6.7	Consents	58

6.8	Risk of Loss	58

ARTICLE 7 TERMINATION		59

7.1	Termination Rights	59

7.2	Effect of Exercise of Termination Rights	60

ARTICLE 8 INDEMNIFICATION		60

8.1	Indemnification by the Seller Parties	60

8.2	Indemnification by the Purchaser	62

8.3	Notice of Claim	63

8.4	Procedure for Indemnification - Direct Claims	63

8.5	Procedure for Indemnification - Third Party Claims	63

8.6	Brokerage and Finder's Fees	66

8.7	Adjustment to Purchase Price	66
ARTICLE 9 GENERAL		66

9.1	Further Assurances	66

9.2	Time of the Essence	66

9.3	Costs and Expenses	66

9.4	Public Announcements	66

iii

9.5	Benefit of the Agreement	66

9.6	Entire Agreement	67

9.7	Amendments and Waivers	67

9.8	Assignment	67

9.9	Notices	67

9.10	Third Party Beneficiaries	68

9.11	Sole Remedies	68

9.12	Governing Law	69

9.13	Attornment	69

9.14	Counterparts	69

ASSET PURCHASE AGREEMENT
THIS AGREEMENT is made as of the 16th day of January, 2018.

AMONG:	1137925 B.C. Ltd., a corporation incorporated under the laws of British Columbia, Canada
(hereinafter referred to as the “Purchaser”)

AND:	HORIZON PLASTICS INTERNATIONAL INC., a corporation incorporated under the laws of Ontario
(hereinafter referred to as “Horizon International”)

AND:	1541689 ONTARIO INC., a corporation incorporated under the laws of Ontario
(hereinafter referred to as “EquipCo”)

AND:	2551024 ONTARIO INC., a corporation incorporated under the laws of Ontario
(hereinafter referred to as “2551”)

AND:	HORIZON PLASTICS DE MÉXICO, S.A. DE C.V., a corporation incorporated under the laws of Mexico
(hereinafter referred to as “Horizon Mexico”)

AND:	BRIAN READ (the “Shareholder”)

WHEREAS Horizon International, EquipCo, 2551 and Horizon Mexico (collectively the “Vendors” and individually a “Vendor”) carry on the Business;
AND WHEREAS the Canadian Vendors and Horizon Mexico have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, the Canadian Purchased Assets and the Mexican Purchased Assets, respectively, upon and subject to the terms and conditions hereinafter set forth;
AND WHEREAS the Vendors and the Shareholder (collectively, the “Seller Parties”) will receive financial benefits from the closing of the transactions set forth in this Agreement.
NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions
In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Accounts Receivable” means all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendors and the benefit of all security for such accounts, notes and debts, including all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendors from Main Access LLC, an Ohio limited liability company.
“Actual Closing Payroll” means the actual unpaid Wages for all of the Employees earned or accrued up to the Time of Closing.

“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (Ontario), provided that Main Access LLC shall not be deemed to be an Affiliate of any of the Vendors under this Agreement.
“Agreement” means this agreement, including the recitals and the Disclosure Letter, as amended from time to time.
“Applicable Environmental Law” means any federal, provincial (including the common law) or municipal law, statute, ordinance, code, regulation, rule, order or permit and all guidelines, directives, policies and bulletins, in each case to the extent they impose mandatory requirements having the force of law, and now in effect in each jurisdiction in which the Business is carried on relating to pollution or protection of the environment, or relating to waste disposal or to emissions, discharges, releases or threatened releases of a Hazardous Substance or other environmental matters and human health and safety.
“Applicable Law” means all applicable laws, rules and regulations, including any statute, code, ordinance, decree or municipal by-law of each jurisdiction in which the Business is carried on including all Applicable Environmental Law.
“Assumed Contracts” means those contracts, agreements, commitments, entitlements, engagements, options, open purchase orders and instruments (written and oral) of the Vendors in connection with the Business (other than the Excluded Contracts), which are described on Section 1.1A of the Disclosure Letter.
“Assumed Liabilities” means accounts payable (other than inter-company accounts payable which, for greater certainty, include amounts owing by the Vendors to their Affiliates) and accrued current liabilities of the Business incurred in the Ordinary Course of the Business and existing as of the Closing Date, including the obligations and liabilities of the Vendors relating to unfilled orders and forward commitments to purchase materials, parts and supplies for delivery on or after the Closing Date, each of the Vendors’ Liabilities arising from and after the Closing Date under and pursuant to the Assumed Contracts, the Leases, the Equipment Leases, and each obligation with respect to the Employees assumed by the Purchaser pursuant to Section 4.3 hereof, to the extent that each of the foregoing does not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Vendors on or prior to the Closing Date.
“Auditor” has the meaning ascribed thereto in Section 2.11(b).

“Benefit Plans” means all employee benefit plans, agreements and arrangements maintained for, available to or otherwise relating to any Employees, former employees, independent contractors or consultants or their dependants or beneficiaries, in respect of which the Vendors are obligated to contribute or in any way liable, whether or not insured and whether or not subject to the Collective Agreement or any Applicable Law, including bonus, deferred compensation, incentive compensation, severance and termination pay, hospitalization, health and other medical benefits, life and other insurance, dental, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans, programs and agreements (including any defined contribution Pension Plan and any group registered retirement savings plan), except that the term “Benefit Plans” shall not include any statutory plans with which the Vendors are required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable federal or provincial health Tax, workers’ compensation and workers’ safety and employment insurance legislation.
“Books and Records” means books and records of the Vendors, or any of them, as applicable, or any of their respective Affiliates, relating to the Business or the Purchased Assets, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise including all data, information and databases stored on computer-related or other electronic media.
“Brownlee Retention Bonus” the “Retention Bonus” to which Ken Brownlee may be entitled pursuant to and as defined in Section 4(e) of the Brownlee employment letter between the Purchaser and Ken Brownlee executed and delivered in connection with Closing.
“Business” means the business of developing, testing, producing, manufacturing, moulding, distributing, marketing and selling Products for regional, national and international customers in a variety of sectors from the Facilities as now carried on by the Vendors.
“Business Day” means a day other than a Saturday or Sunday or a statutory holiday in the Province of Ontario or in the State of Ohio.
“Canadian Purchased Assets” means the Purchased Assets owned prior to Closing by the Canadian Vendors.
“Canadian Vendors” means Horizon International, EquipCo and 2551.
“Claims” means all Liabilities, claims, actions, suits, inquiries, audits, notices of violation, demands, grievances, arbitration, counter-claims, cross-claims, proceedings, litigation, injunctions, judgments, orders, degrees, rulings, causes of action, summons, subpoenas or investigations of any nature or kind, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Closing Date” means January 16, 2018, or such other date as may be agreed to in writing between the Vendors and the Purchaser.
“Closing Date Balance Sheet” means the unaudited consolidated balance sheet of the Vendors as at the Closing Date.

“Closing Date Working Capital Adjustment” means the positive or negative amount, Canadian dollars, obtained by subtracting the Working Capital Target from the value of the Working Capital as set forth on the Estimated Closing Statement.
“Closing Payroll Adjustment” means the positive or negative amount, in Canadian dollars, obtained by subtracting the Actual Closing Payroll from the Estimated Closing Payroll determined as at the Closing Date.

“CMT Mexican Subsidiary” means CC HPM, S. de R.L. de C.V., a wholly owned subsidiary of the Purchaser.
“Cobourg Facility” means the operating facility of Horizon International located at 3 West Street, Cobourg, Ontario, K9A 1A1.
“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication with any trade union or association which may qualify as a trade union, which covers, or in the case of any such which is not yet in effect, would cover any of the Employees, including the UFCW Collective Agreement and the Horizon Mexico Collective Agreement.
“Current Employees” means those individuals who are employed by the Vendors in the Business on the date hereof (including for greater certainty employees who are absent from work by reason of short or long term disability or authorized leave of absence; and including any Union Employee who is laid off on the date hereof but retains seniority rights under the Collective Agreement).
“Customer Deposits” all cash, monies or other assets, net of tooling costs incurred, held by or for the account of the Vendors as are related to customer prepayments and deposits for which the contracted services or products remain for delivery following the Closing Date, which are described on Section 1.1B of the Disclosure Letter.
“Direct Claim” has the meaning ascribed thereto in Section 8.3.
“Disclosure Letter” means the Vendors’ disclosure letter, dated as of the date of this Agreement, delivered by the Vendors to the Purchaser contemporaneously with the execution and delivery of this Agreement.
“Documentation” means all engineering designs, design information and data in the possession or control of the Vendors and relating to the Business including specifications, schematics, diagrams, blueprints, manuals, program files, data files, computer related data, field and data definitions and relationships, data definitions and specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts and all other information relating to the Products and their manufacturing but excluding the Licensed Rights.
“Employee List” means the information related to Employees and set forth in the Disclosure Letter.
“Employees” means:

(a)	those Current Employees who are employed by the Vendors in the Business at the Time of Closing;

(b)	any individual employed by the Vendors at the Time of Closing who was hired by the Vendors in accordance with the provisions of Section 4.3; and

(c)
any individual employed by the Vendors at the Time of Closing who is absent from work on the Closing Date by reason of holiday, parental leave, pregnancy leave, or any other leave to which the employee is entitled pursuant to the Employment Standards Act (Ontario), or scheduled day off.

“Employer Substitution Agreement” means the employer substitution agreement between CMT Mexican Subsidiary and Horizon Mexico in respect of the Union Employees subject to Mexican law, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.
“Encumbrance” means mortgages, charges, pledges, security interests, liens or encumbrances of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing.
“Environmental Report” means that certain phase I environmental site assessment to be prepared by Pinchin Ltd. with respect to the Cobourg Facility at the Purchaser’s expense.
“Equipment Leases” means those operating leases pursuant to which the Vendors lease any equipment or vehicles used in or relating to the Business described on Section 1.1C of the Disclosure Letter.
“Escrow Agent” means TSX Trust.
“Escrow Agreement” means the escrow agreement among the Purchaser, Horizon International and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit B.
“Escrow Amount” means $4,881,879.
“Estimated Closing Balance Sheet” has the meaning ascribed thereto in Section 2.7(a).
“Estimated Closing Payroll” has the meaning ascribed thereto in Section 2.7(a).
“Estimated Closing Statement” has the meaning ascribed thereto in Section 2.7(a).
“ETA” means the Excise Tax Act (Canada), 1985 R.S.C., c. E-15.
“Excluded Assets” means all assets of the Vendors that are not Purchased Assets, including the following assets:

(a)	the Vendors’ right, title and interest in this Agreement and any related agreements to which any of the Vendors is a party;

(b)	the Vendors’ right, title and interest in the Excluded Contracts;

(c)
all cash, bank balances, monies in possession of banks and other depositaries, short term investments, term or time deposits and similar cash items of, owned or held by or for the account of the Vendors, including the Customer Deposits;

(d)	the corporate, financial, taxation and other records of the Vendors not pertaining to the Business or the Purchased Assets;

(e)	any assets relating to benefits provided or Benefit Plans maintained by the Vendors for any Employees or former employees who were engaged in the Business;

(f)	all deferred income Taxes, income Taxes recoverable and input Tax credits, including any refunds of GST;

(g)
the Vendors’ right, title and interest in all contracts of insurance and policies of insurance, including key-man, casualty, liability or group life, health or accident insurance, and all claims thereunder or under any other insurance policies which were made prior to the Time of Closing (other than pending claims for physical damage made under any insurance policies with respect to repairs to Purchased Assets which are included in the Purchased Assets pursuant to Section 2.1(m)) or which relate to the Excluded Assets and, in each case, proceeds thereof, and all prepaid expenses under all policies of property, liability, product liability and any other forms of insurance covering the Business and/or the Purchased Assets under which any Vendor is the owner, beneficiary or insured and all proceeds receivable from life insurance policies on the life of any director, officer or employee of the Vendors;

(h)
except as otherwise provided for in Section 2.1(m), any and all actions, suits, proceedings, complaints, grievances, arbitrations, investigations or inquiries with or against all persons, relating to the Business or the Purchased Assets and existing as at the Closing Date and all rights, receivables and other amounts paid or payable to any of the Vendors in connection therewith;

(i)	all intercompany receivables or advances between the Vendors and their Affiliates other than receivables for services provided by the Vendors to any Affiliates;

(j)	the shares of each of the Vendors; and

(k)	the UFP Inventory.
“Excluded Contracts” means all contracts and commitments that are not Assumed Contracts.
“Excluded Liabilities” means any Liability that is not an Assumed Liability, including all of the following Liabilities of the Vendors (or any shareholder or Affiliate of the Vendors):

(a)
any trade accounts payable of the Vendors: (i) to the extent not accounted for on the Closing Date Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of the Vendors; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the Ordinary Course of the Business;

(b)	any Liability relating to any Excluded Asset or Excluded Contract;

(c)
all Liabilities or amounts payable related to: (i) Taxes of the Vendors (or any shareholder or Affiliate of the Vendors), wherever arising, and Taxes or levied or imposed upon, or in connection with the Business or the Purchased Assets with respect to any taxable period or portion thereof that ends on or before the Closing Date, including any Liabilities of GST; or (ii) other Taxes of the Vendors (or any shareholder or Affiliate of the Vendors) of any kind or description (including any Liability for Taxes of the Vendors (or any shareholder or Affiliate of the Vendors) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Applicable Law);

(d)
all of the deductions at source related to employee or employer contributions under Applicable Laws, paid or required to be paid by any Vendor for any and all periods terminating before the Closing Date;

(e)	any and all provisions for the services performed or to be performed by the accountants or auditors or legal advisers of any of the Vendors in connection with the Business;

(f)
any Liabilities in respect of any pending or threatened Claim arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Claim relates to such operation on or prior to the Closing Date;

(g)
any Product Liability Claim, Product Warranty Claim or similar claim for injury to a person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by the Vendors, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by the Vendors;

(h)	any recall, design defect or similar claims of any products manufactured or sold or any service performed by the Vendors;

(i)
any Liabilities of the Vendors arising under or in connection with any Benefit Plan providing benefits to any present or former employee, officer, director, retiree, independent contractor or consultant (or their dependants or beneficiaries) of the Vendors;

(j)
any Liabilities of the Vendors for any present or former employees, officers, directors, retirees, independent contractors or consultants of the Vendors, including, without limitation, any Liabilities associated with any claims for Wages (as defined in Section 4.3(c)) or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination pay (whether statutory contractual or at common law) or other payments, in each case arising in respect of the period prior to the Closing Date or Hire Date (as applicable);

(k)
any Claims or Liabilities under Applicable Environmental Laws or related to environmental matters, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of the Vendors;

(l)
any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that: (i) do not constitute part of the Purchased Assets issued by the Business’ customers to the Vendors on or before the Closing

Date; (ii) did not arise in the Ordinary Course of the Business; or (iii) are not validly and effectively assigned to Purchaser or held in trust pursuant to this Agreement;

(m)
any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Vendors (including with respect to any breach of fiduciary obligations by same) relating to events occurring on or before the Closing Date, except for indemnification of same pursuant to Section 8.2;

(n)	any Liability for the Brownlee Retention Bonus;

(o)	any Liabilities associated with debt, loans or credit facilities of the Vendors and/or the Business owing to financial institutions;

(p)
any Liabilities arising out of, in respect of or in connection with the failure by the Vendors or any of the Vendors’ Affiliates to comply with any Applicable Law or order of a Governmental Authority; and

(q)	all Liabilities not transferred to or assumed by the Purchaser hereunder.
“Facilities” means the Cobourg Facility and the Nuevo León Facility.
“Financial Statements” means the consolidated unaudited financial statements of the Vendors for the fiscal years ending on August 31, 2016 and August 31, 2017, including the income statement, balance sheet, statement of cash flows and statement of retained earnings, all of which are prepared in accordance with GAAP and attached to Section 1.1D of the Disclosure Letter.
“Formal Notice” has the meaning ascribed thereto in Section 8.5(a)(ii).
“Funds Flow Statement” has the meaning ascribed thereto in Section 2.6.
“GAAP” means the generally accepted accounting principles in effect in Canada.
“Grantor” has the meaning ascribed thereto in Section 2.9(c).
“Governmental Authority” means any federal, provincial, territorial, local, regional or municipal government or regulatory body, or any department, agency or authority thereof.
“GST” means the Tax imposed pursuant to Part IX of the ETA, including the provincial component of harmonized sales tax.
“Hazardous Substance” means any hazardous, dangerous or toxic substance, material or waste that is regulated under any Applicable Environmental Law including petroleum hydrocarbons, volatile organic compounds, polyaromatic hydrocarbons, PCBs, UFFI, lead-based materials and asbestos containing materials.
“Hire Date” means the date as of which any Non-Active Non-Union Employee accepts the Purchaser’s offer of employment, as set out in Section 4.3(b)(iii).

“Horizon Mexico Collective Agreement” means the Collective Agreement between Sindicato de Trabajadores de la Industria Metálica y del Comercio del Estado de Nuevo León “Presidente Benito Juárez García” C.T.M. and Horizon Mexico dated effective February 18, 2014 and any amendment or renewal of such agreement.
“Indemnitee” has the meaning ascribed thereto in Section 8.3.
“Indemnitor” has the meaning ascribed thereto in Section 8.3.
“Intellectual Property” means:

(a)
all copyrights, industrial designs, trade-marks, discoveries, inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, substitutions, extensions, and re-examinations thereof;

(b)
all trade secrets and confidential business information of the Vendors (including ideas, product development materials, information, data, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, engineering designs, specifications, pricing and cost information, and business and marketing plans and proposals) expressed in a tangible or intangible form that is embodied in the Products or used by or on behalf of the Vendors in the Business;

(c)
all Trade Names, service marks, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, associate or origin used in connection with the Business, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for;

(d)
all internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies that are related to the Business and the content found thereon and related thereto, and URLs;

(e)
Software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation related to the Business;

(f)	all other intellectual or industrial rights of the Vendors and any and all registrations therefore related to or used in the Business; and

(g)
all rights to any Claims of any nature available to or being pursued by the Vendors to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and Claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Inventories” means all inventory of finished Product and all raw materials, components, packaging materials and work in progress used in the production of the Products.
“Lakewood Facility” means the storage facility of Horizon International located at 9726 47th Avenue S.W., Building #14, Lakewood, WA 98499.
“Leasehold Improvements” means the leasehold improvements and fixtures owned by the Vendors and located at the Facilities.
“Leases” means the leases, subleases, licenses, agreements to lease or sublease, agreements to license, tenancy agreements or any other agreements under which the Vendors lease, license or otherwise use or occupy the Facilities, the Lakewood Facility, the St. Louis Facility and the Wesleyville Facility, including all amendments, extensions, renewals, guaranties and supplements thereto, as listed in Section 1.1E of the Disclosure Letter.
“Liability” means and includes any direct or indirect indebtedness, guarantee, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, commitment, or responsibility of any nature whatsoever, whether fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.
“Licensed Rights” means the Vendors’ rights to utilize proprietary software, firmware and hardware or copyrights owned by Third Parties that are licensed to the Vendors, including generally available computer programs owned by Third Parties that are resident on the workstations and servers included in the Machinery and Equipment.
“Machinery and Equipment” means all machinery, equipment (including office equipment, computer equipment, telecommunications and copier equipment), low pressure injection moulding machines, moulds, silos and equipment relating to silos (including piping, vacuum systems and pumps), conveyors, forklifts, boom trucks, transformers, and other miscellaneous tools and other equipment used in or relating to the Business and including all those listed in Section 1.1F of the Disclosure Letter.
“Material Adverse Effect” means any event, change, effect, occurrence, condition, state of facts or development that (a) is, or is reasonably likely to be, materially adverse to the Business, its assets, its financial condition, its results of operations or the value of the Purchased Assets, or (b) prevents, or would reasonably be likely to prevent, consummation of the transaction of purchase and sale provided for hereunder provided that in no event shall any event or change resulting from or arising in connection with any of the following constitute a Material Adverse Effect: (i) any change in GAAP; (ii) the adoption, proposal, implementation or change in Applicable Law or any interpretation thereof; (iii) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national, regional or global financial or capital markets and which does not have a materially disproportionate effect on the Business; (iv) any change affecting any of the industries in which the Vendors operate which does not have a materially disproportionate effect on the Business; (v) any natural disaster which does not have a materially disproportionate effect on the Business; (vi) the execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby; (vii) any actions taken (or omitted to be taken) at the specific written request of the Purchaser; or (ix) any action taken by the Vendors in accordance with the express terms of this Agreement and the ancillary documents delivered in connection herewith.

“Material Contracts” has the meaning ascribed thereto in Section 3.1(d)(ii).
“Mexican Purchased Assets” means the Purchased Assets owned prior to Closing by Horizon Mexico.
“Non-Active Non-Union Employees” means Non-Union Employees who are absent from work on the Closing Date by reason of short or long term disability or by reason of authorized leave of absence but for greater certainty does not include Employees who are absent from work on the Closing Date by reason of holiday, parental leave, pregnancy leave or any other leave to which the employee is entitled pursuant to the Employment Standards Act (Ontario), or scheduled day off.
“Non-Union Employee” means an Employee who is not represented by the Unions.
“Nuevo León Facility” means the operating facility of Horizon Mexico located at Avenida Internacional #220, Parque Industrial VYNMSA Escobedo, C.P. 66053, Escobedo, Nuevo León, México.
“Objection Notice” has the meaning ascribed thereto in Section 2.11(a).
“Occupational Health and Safety Acts” means the Occupational Health and Safety Act (Ontario) and all other legislation of any applicable jurisdiction dealing with any of the subject matter of that Act or with any aspect of the health or safety of employees.
“Ordinary Course” means, with respect to an action taken by a person, that such action is consistent with the past practices of the person and is taken in the ordinary course of the normal day-to-day operations of the person.
“Outside Date” means January 19, 2018.
“Parties” refers to the Purchaser, Horizon International, EquipCo, 2551 and Horizon Mexico and “Party” means the applicable one of them.
“Pension Plan” means each of the Benefit Plans that is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act.

“Permits” means all permits, consents, waivers, certificates, approvals, authorizations, registrations, rights, privileges and exemptions, or any item with a similar effect, issued or granted by any Governmental Authority, and all pending applications therefor, relating to the Business or the Purchased Assets.
“Permitted Encumbrances” means:

(a)	Encumbrances for Taxes not due and payable;

(b)	the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title;

(c)
servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same have been complied with in all material respects and are not of such nature as to materially adversely affect the title, value, marketability or use of the property subject thereto;

(d)
undetermined or inchoate Encumbrances, charges and privileges incidental to current construction or current operations and Encumbrances claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to an asset or served upon a Vendor pursuant to Applicable Law or that relate to obligations not due or delinquent;

(e)
assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any Lease and Encumbrances or rights reserved in any Lease for rent or for compliance with the terms of such Lease;

(f)
any Encumbrances given in the Ordinary Course of the Business to any Governmental Authority in connection with the operations of the Business, other than any Encumbrances for borrowed money, provided the same have been complied with in all material respects and are not of such nature as to adversely affect the title, value, marketability or use of the property subject thereto;

(g)	any Encumbrances against the assets of the Vendors’ customers that cover certain tools and molds owned by the Vendors’ customers and used by the Vendors; and

(h)	the Encumbrances listed in Section 1.1G of the Disclosure Letter.
“person” means any individual, partnership, firm, corporation, association, joint, venture, limited liability company, trust or other entity, or any Governmental Authority.
“Personal Information” means information in the possession of or under control of the Vendors, or any of them, about an identifiable individual (other than their business contact information when used or disclosed only for the purposes of contacting such individual in that individual’s business capacity and for no other purpose), to be disclosed or conveyed to the Purchaser or any of its representatives or agents by or on behalf of the Vendors, or any of them, as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Purchaser prior to the execution of this Agreement in connection with the foregoing.
“Post-Closing Working Capital Adjustment” means the positive or negative amount, in Canadian dollars, obtained by subtracting the Working Capital Target from the value of the Working Capital as at the Closing Date.
“Product Liabilities” means any product liability claim for injury to person(s) or property caused by the Products, regardless of when made or asserted, excluding, for greater certainty, Product Warranty Claims.
“Product Liability Claim” means Claims in respect of Product Liabilities relating to finished Products manufactured or sold by the Vendors prior to the Closing Date.
“Products” means custom structural foam products and related technologies manufactured and designed by the Vendors and any other products developed or under development by or on behalf of the Vendors.
“Product Warranties” has the meaning ascribed thereto in Section 3.1(o).

“Product Warranty Claim” means any claim brought by a customer of the Vendors for the failure of any Product manufactured or sold by the Vendors prior to the Closing Date to conform with the Product Warranties excluding, for greater certainty, any Product Liability Claim.
“Purchase Price” has the meaning ascribed thereto in Section 2.4.
“Purchased Assets” has the meaning ascribed thereto in Section 2.1.
“Purchaser Indemnified Parties” has the meaning ascribed thereto in Section 8.1.
“Purchaser’s Accountants” has the meaning ascribed thereto in Section 2.10.
“Records” has the meaning ascribed thereto in Section 6.2(a).
“Representative” means, with respect to any person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such person.
“Restricted Period” has the meaning set forth in Section 4.1(d)(i).
“Seller Parties” has the meaning set forth in the recitals hereto.
“Shareholder” has the meaning set forth in the recitals hereto.
“Software” means all computer software and programs owned by the Vendors, expressly excluding the Licensed Rights but including data and related documentation and object and source codes, including all computer programs having or supporting industrial automation application functionality.
“St. Louis Facility” means the storage facility of Horizon International located at 1017 Olive Street, Suite 1000 C, St. Louis, MO 63101.
“Subsidiary” has the meaning ascribed thereto in the Business Corporations Act (Ontario).
“Tax” or “Taxes” means any federal, provincial, local, foreign and other net income, gross income, gross receipts, sales, use, goods and services tax, harmonized sales tax, value added tax, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever in the nature of tax, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto , and any liability for the payment of any of the foregoing amounts as a result of any obligation to indemnify any other Person or as a result of being a transferee, and including any liability for Taxes of a predecessor entity.
“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.
“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings and statements (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) filed or required to be filed in respect of Taxes.
“Territory” means the United States of America, Canada and Mexico.

“Third Party” means a person that is not a party to this Agreement.
“Third Party Claim” has the meaning ascribed thereto in Section 8.3.
“Time of Closing” means 10:00 a.m. (Toronto Time) on the Closing Date, or such other time on the Closing Date as may be agreed to between Horizon International and the Purchaser.
“Trade Names” means all of the corporate names and service marks, corporate logos, registered copyrights, trade names and registered and unregistered trade-marks owned by or licensed to the Vendors as at the Closing Date.
“UFCW Collective Agreement” means the Collective Agreement between United Food & Commercial Workers Canada, Local 175 and Horizon International having a term from November 2, 2017 to November 1, 2021 and any renewal of such agreement.
“UFP Inventory” means the Inventories sold to Universal Forest Products (“UFP”) that are in the possession of the Vendors pending final shipping instructions from UFP, which Inventories the Vendors and UFP agree are held by the Vendors for the benefit of UFP and which all risk of ownership has transferred to UFP.
“Unions” means the United Food & Commercial Workers Canada, Local 175 and Sindicato de Trabajadores de la Industria Metálica y del Comercio del Estado de Nuevo León “Presidente Benito Juárez García” C.T.M.
“Union Employee” means an Employee who is represented by one of the Unions.
“Vehicles” means all trucks, cars and other vehicles owned by the Vendors, including those described on Section 1.1H of the Disclosure Letter.
“Vendors Indemnified Parties” has the meaning ascribed thereto in Section 8.2.
“Vendors’ Accountants” shall have the meaning ascribed thereto in Section 2.11(a).
“Virtual Data Room” means the electronic data room maintained by the Vendors and made available to the Purchaser and to its representatives in connection with the sale and purchase of the Purchased Assets.
“Wages” shall have the meaning ascribed thereto in Section 4.3(c).
“Wesleyville Facility” means the storage facility of Horizon International located at 2655 Lakeshore Road, Port Hope, Ontario L1A 3V7.
“Working Capital” means, at the Closing Date, the aggregate of the Accounts Receivable (including any Taxes collectable thereon), the Inventories (net of allowance for obsolete inventory) and the prepaid expenses (excluding prepaid insurance) other than prepaid expenses that are Excluded Assets related to the Business less the accounts payable (excluding inter-company accounts payable which, for greater certainty include amounts owing by the Vendors to their Affiliates) and accrued liabilities (which for certainty shall not include shall not include any amounts in respect of obligations related to Customer Deposits), determined on a combined basis consistent with the Financial Statements and reflected in the Estimated Closing Statement or the Closing Date Balance Sheet, as applicable. For the avoidance of doubt, the calculation of Working Capital shall not include any items that are Excluded Assets or Excluded Liabilities.

“Working Capital Statement” means the statement of Working Capital prepared using the form attached hereto as Exhibit C.
“Working Capital Target” means: (i) CND$13,589,000, for the purposes of determining the Closing Date Working Capital Adjustment in Section 2.7(b); and (ii) CND$13,589,000, plus or minus (as applicable) the Closing Date Working Capital Adjustment, for the purposes of determining the Post-Closing Working Capital Adjustment in Section 2.7(c).

1.2	Knowledge
Any reference to “the knowledge of the Vendors” or any other similar knowledge qualification means the actual knowledge, after reasonable inquiry, of Brian Read, Ken Brownlee, Adam Gabriele, Ivan Gissing, Dominic Barrese, or Chris Long.

1.3	Headings, etc.
The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.4	Extended Meanings
In this Agreement words importing the singular number only include the plural and vice versa and words importing any gender include all genders. The term “including” means “including without limiting the generality of the foregoing”.

1.5	Statutory References
In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may be amended, re-enacted or replaced at any time prior to the Time of Closing and includes any regulations made thereunder.

1.6	Currency
All references to currency herein are to lawful money of the United States except as specifically set forth herein.

1.7	Accounting Principles
Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with GAAP, such reference will be deemed to be to the generally accepted accounting principles in effect in Canada at the date of determination as recommended in Part II – “Accounting Standards for Private Enterprises” of the Handbook of Chartered Professional Accountants of Canada, consistently applied.

1.8	Disclosure Letter
The Disclosure Letter is incorporated into and forms an integral part of this Agreement. All information included or referred to in the Disclosure Letter shall be deemed to qualify each representation and warranty made herein by the Vendors to the extent that the applicability of such information to each such representation and warranty is readily apparent on its face.
ARTICLE 2
SALE AND PURCHASE

2.1	Assets to be Sold and Purchased
Upon and subject to the terms and conditions hereof, the Vendors shall sell, assign, convey or otherwise transfer to the Purchaser and the Purchaser shall purchase from the Vendors, as of and with effect from the opening of business on the Closing Date, all right, title, benefit and interest of the Vendors in and to the assets, properties, goodwill and rights of the Vendors of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of the Vendors or otherwise required to be reflected on a balance sheet prepared in accordance with GAAP, relating to the Business but excluding the Excluded Assets (the “Purchased Assets”), and including all of the Vendors’ right, title, benefit and interest in and to the following assets, properties, claims, rights or interests, in each case free of any Encumbrances other than the Permitted Encumbrances:

(a)	the Machinery and Equipment;

(b)	all furniture and furnishings located at the Facilities, the Lakewood Facility, the St. Louis Facility and the Wesleyville Facility;

(c)	the Leasehold Improvements;

(d)	the Inventories;

(e)
the benefit of all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes), including deposits with customers of the Business, if any, which, in each case, relate to the Business;

(f)	the Vehicles;

(g)	the Software;

(h)	the Assumed Contracts, the Leases and the Equipment Leases;

(i)	the Accounts Receivable;

(j)	the Intellectual Property;

(k)	the goodwill and going concern value of the Business, including the exclusive right of the Purchaser to represent itself as carrying on the Business;

(l)
all Licensed Rights, except for those which are not transferable under the contracts between the Vendors and the owners of the Licensed Rights including those which are listed in Section 2.1(l) of the Disclosure Letter;

(m)
all rights or choses in action arising out of occurrences before the Closing Date with respect to Third Party warranties, indemnities and guarantees, insurance benefits (to the extent they apply to pending claims for physical damage made under any insurance policies with respect to repairs to Purchased Assets which are included in the Purchased Assets and provided that the Seller Parties shall not be liable for any amounts actually recovered under such insurance benefits) and other similar contractual rights as to Third Parties held by or in favour of the Vendors to the extent relating to any of the Purchased Assets or the Assumed Contracts;

(n)
to the extent transferrable, all telephone numbers (including toll-free telephone numbers), websites (including all software, tools and content), domain names, fax numbers, and Yellow Page ads, if any, used in the Business or associated with the Purchased Assets;

(o)	all signage and printed, digital and electronic media including stationery and business forms;

(p)	the Records (other than those required by law to be retained by the Vendor, copies of which will be made available to the Purchaser), excluding any records which are part of the Excluded Assets;

(q)
all knock-in currency options entered into between Horizon International and The Toronto-Dominion Bank, including such options entered into on January 22, 2015, July 15, 2015, May 6, 2016, October 13, 2016, October 21, 2016 and April 21, 2017; and

(r)	the Permits to the extent assignable to the Purchaser.

2.2	Assumed Liabilities
From and after the Closing Date, the Purchaser shall pay, honour, perform and discharge when due and payable, the Assumed Liabilities.

2.3	Excluded Assets, Excluded Liabilities and Excluded Contracts
Notwithstanding anything in this Agreement to the contrary:

(a)
there shall be excluded from the Purchased Assets to be sold to the Purchaser hereunder and from the meaning of the term “Purchased Assets” all of the right, title, benefit and interest of the Vendors in or to the Excluded Assets; and

(b)
the Purchaser shall not assume, be bound by, or be obligated or responsible for, and the Vendors shall not be deemed to have transferred to the Purchaser, any of the Excluded Liabilities or any of the Excluded Contracts.

2.4	Purchase Price
The aggregate purchase price (the “Purchase Price”) payable by the Purchaser to Horizon International, on behalf of the Vendors, for the Purchased Assets is: (a) an amount equal to the Assumed Liabilities; and (b) $63,000,000, subject to the adjustments set out in Section 2.7. The Purchase Price is exclusive of any sales and transfer Taxes that may become payable as a result of the transactions completed hereunder.

2.5	Allocation of Purchase Price
The Vendors and Purchaser agree to allocate the Purchase Price among the Purchased Assets, and between the Canadian Purchased Assets and the Mexican Purchased Assets, in accordance with Schedule 2.5 and to report the sale and purchase of the Purchased Assets for Tax purposes in a manner consistent with such allocation, and shall not dispute such allocation in connection with any audit or other proceeding. Further, in accordance with Mexican law, Horizon Mexico shall issue an invoice complying with all requirements of Tax laws in Mexico, evidencing the sale of the Mexican Purchased Assets, as applicable, with a detailed break out of the assets being acquired and the corresponding prices, including without limitation a description of the tangible personal property and the intangibles, if any.

2.6	Payment of Purchase Price
The Purchase Price will be payable as follows:

(a)	at the Time of Closing, the Purchaser shall assume and become solely liable for the Assumed Liabilities;

(b)
at the Time of Closing, the Purchaser shall deposit by wire transfer of immediately available funds the Escrow Amount into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy: (i) any adjustments to the Purchase Price in favor of Purchaser pursuant to Section 2.7; (ii) the Purchaser’s payment of the Brownlee Retention Bonus, if any, in accordance with the provisions of the employment letter between the Purchaser and Ken Brownlee executed and delivered in connection with Closing; and (iii) any and all claims made by Purchaser against the Vendors pursuant to Article 8 hereunder;

(c)
at the Time of Closing, the Purchaser shall pay by wire transfer of immediately available funds the closing payments to STS Capital Partners and The Toronto-Dominion Bank (collectively, the “Closing Payments”), all as described on the Funds Flow Statement;

(d)
at the time of Closing, the Purchaser shall be entitled to retain from the Purchase Price an amount equal to: (i) $69,600, being the value of the Customer Deposits; and (ii) $852,459.46, being the Estimated Closing Payroll; and

(e)
at the Time of Closing, the Purchaser shall pay by wire transfer of immediately available funds to an account designated in writing by Horizon International, on behalf of the Vendors, an amount equal to the balance of the Purchase Price referred to in Section 2.4(b) less the sum of: (i) the Escrow Amount; (ii) the Closing Payments; and (iii) the value of the Customer Deposits.

The foregoing wires and transfers will be made according to the Funds Flow Statement attached hereto as Exhibit D (the “Funds Flow Statement”).

2.7	Purchase Price Adjustments; Closing Payroll True-Up

(a)
The Vendors shall prepare in good faith and shall provide to Purchaser no later than four (4) Business Days prior to the Closing Date: (i) an estimated consolidated balance sheet of the Vendors as of the Time of Closing, prepared in Canadian dollars in accordance with GAAP and on a basis consistent with the preparation of the Financial Statements (the “Estimated Closing Balance Sheet”), together with the estimated amount of Working Capital, in accordance with the Working Capital Statement, as derived from the Estimated Closing Balance Sheet (the “Estimated Closing Statement”); and (ii) an estimate of the unpaid Wages for all of the Employees earned or accrued up to the Time of Closing (the “Estimated Closing Payroll”). Following the delivery of the Estimated Closing Balance Sheet, the Estimated Closing Statement and the Estimated Closing Payroll, the Vendors shall provide Purchaser and its Representatives reasonable access to the work papers of the Vendors used in the preparation of the Estimated Closing Balance Sheet, the Estimated Closing Statement and the Estimated Closing Payroll to assist Purchaser in its review of the estimates.

(b)
The Purchase Price payable at Closing shall be adjusted by the Closing Date Working Capital Adjustment (as converted to United States Dollars from Canadian Dollars at the Time of Closing). If the Closing Date Working Capital Adjustment is a positive amount, the Purchase Price payable at Closing shall be increased by the amount of the Closing Date Working Capital Adjustment. If the Closing Date Working Capital Adjustment is a negative amount, the Purchase Price payable at Closing shall be decreased by the amount of the Closing Date Working Capital Adjustment. The Closing Date Working Capital Adjustment shall be calculated in Canadian dollars consistent with the Estimated Closing Date Balance Sheet and any adjustment to the Purchase Price under this Section 2.7(b) shall be made in Canadian dollars. The Estimated Closing Payroll will be disbursed to the Purchaser as provided in Section 2.6(c).

(c)
The Parties agree to calculate the Post-Closing Working Capital Adjustment and the Closing Payroll Adjustment as promptly as practicable, but no later than thirty (30) days after the completion of the Closing Date Balance Sheet and the determination of the Actual Closing Payroll pursuant to Section 2.10 hereof.

(i)
The Vendors and the Purchaser agree that if the Post-Closing Working Capital Adjustment is a positive amount the Purchaser shall owe to the Vendors the amount of the Working Capital Adjustment, which amount shall be payable within ten (10) days of the determination of the Post-Closing Working Capital Adjustment by delivery to the Vendors, or as they may direct, of immediately available funds. If the Post-Closing Working Capital Adjustment is a negative amount, the Vendors shall owe to the Purchaser the amount of the Post-Closing Working Capital Adjustment, which amount shall be payable within ten (10) days of the determination of the Post-Closing Working Capital Adjustment by delivery to the Purchaser, or as the Purchaser may direct, of immediately available funds. The Post-Closing Working

Capital Adjustment shall be calculated in Canadian dollars consistent with the Closing Date Balance Sheet and any payment under this Section 2.7(c) shall be made in Canadian dollars.

(ii)
The Vendors and the Purchaser agree that if the Closing Payroll Adjustment is a positive amount the Purchaser shall owe to the Vendors the amount of the Closing Payroll Adjustment, which amount shall be payable within ten (10) days of the determination of the Closing Payroll Adjustment by delivery to the Vendors, or as they may direct, of immediately available funds. If the Closing Payroll Adjustment is a negative amount, the Vendors shall owe to the Purchaser the absolute value of such Closing Payroll Adjustment, which amount shall be payable within ten (10) days of the determination of the Closing Payroll Adjustment by delivery to the Purchaser, or as the Purchaser may direct, of immediately available funds. The Closing Payroll Adjustment shall be calculated in Canadian dollars consistent with the Closing Date Balance Sheet and any payment under this Section 2.7(c) shall be made in Canadian dollars.

2.8	Transfer and Delivery of Purchased Assets
The Vendors shall execute and deliver to the Purchaser or, as directed by Purchaser, to any Affiliate of Purchaser all such bills of sale, assignments, instruments of transfer, deeds, assurances, Third Party consents that have been received and other documents as shall be necessary to effectively transfer to the Purchaser all the Vendors’ right, title and interest in, to and under, or in respect of, the Purchased Assets, and shall deliver possession of the Purchased Assets, free and clear of all Encumbrances, other than the Permitted Encumbrances. All the transfer documents referred to in this section shall be in form as may be required by Applicable Law for the Purchaser to properly record the transfer of ownership to the Purchaser of the Purchased Assets.

2.9	Sales Taxes and Tax Elections

(a)
The Purchaser will pay at the Time of Closing all sales and transfer Taxes due as a result of the purchase and sale of the Purchased Assets. The Purchaser and each of the Canadian Vendors shall, on Closing, jointly execute an election under subsection 167(1) of the ETA, in the form prescribed for such purposes, such that no GST is payable in respect of the sale of the Canadian Purchased Assets. The Purchaser shall file such election within the time and in the manner prescribed.

(b)
In accordance with the requirements of the Tax Act, the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, the Purchaser and Horizon International shall make and file, in a timely manner and within the prescribed time, a joint election to have the rules in Section 22 of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial Tax legislation, apply in respect of the Accounts Receivable that are the subject of such election, and shall designate therein that portion of the Purchase Price allocated to the Accounts Receivable that are the subject of such election in accordance with the procedures set out in Section 2.5 of this Agreement as the consideration paid by the Purchaser to the Vendors.

(c)
The Purchaser and the Vendors each acknowledge and confirm that, and their collective intention is that, for Tax purposes, no part of the Purchase Price that is payable or receivable to any person pursuant to this Agreement be allocated to any restrictive covenant (within the meaning of the Tax Act) granted by any person (a “Grantor”) to the Purchaser pursuant to this Agreement. Nothing in this Section 2.9(c) diminishes, limits, derogates or questions the validity or enforceability of any restrictive covenant granted pursuant to this Agreement and all Grantors shall agree that they will not assert or claim that this Section 2.9(c) diminishes limits, derogates or questions the validity or enforceability of such restrictive covenant in any manner whatsoever. The Purchaser will make jointly with a Grantor at the Grantor’s request one (1) or more elections pursuant to or in respect of Subsection 56.4(7) of the Tax Act in the required manner and using a form prescribed for such purposes (if applicable) and otherwise reasonably acceptable to their respective counsels.

(d)
The Canadian Vendors and the Purchaser agree to jointly elect to have the rules in subsection 20(24) of the Tax Act (and the corresponding provisions of applicable provincial Tax legislation) apply in respect of amounts relating to obligations of the Canadian Vendors from the Business that are described in paragraph 12(l)(a) of the Tax Act (and the corresponding provisions of provincial Tax legislation) and that the Purchaser assumes pursuant to this Agreement. The Canadian Vendors and the Purchaser acknowledge that at the Time of Closing, the Canadian Vendors will transfer a portion of the Purchased Assets having a value equal to the amount of such obligations as consideration for the assumption thereof by the Purchaser, in accordance with the determination of such obligations in the final Closing Date Balance Sheet.

(e)	The Purchaser and the Vendors shall prepare and file their respective Tax Returns in a manner consistent with this Agreement.

(f)
As soon as practicable following the Closing Date, the Purchaser shall pay the value added tax (impuesto al valor agregado) applicable under Mexican law of 16% of the value of the Mexican Purchased Assets to Horizon Mexico, which shall be retained and reported to the applicable Mexican Tax authorities.

2.10	Preparation of Closing Date Balance Sheet; Determination of Actual Closing Payroll
As soon as practicable, but in any event within ninety (90) days after the Closing Date, the Purchaser and its independent accountants (“Purchaser’s Accountants”) shall prepare and deliver to the Vendors the Closing Date Balance Sheet and the Purchaser’s determination of the Actual Closing Payroll. The Closing Date Balance Sheet shall be prepared in Canadian dollars in accordance with GAAP and on a basis consistent with the preparation of the Financial Statements and shall set forth the amount of the Working Capital, in accordance with the Working Capital Statement, and the amount of any adjustment to the Purchase Price to be paid, and by whom, pursuant to Section 2.7(c)(i). The Actual Closing Payroll shall be determined as of the Closing Date and shall set forth the amount of any adjustment to be paid, and by whom, pursuant to Section 2.7(c)(ii).

2.11	Adjustments to Closing Date Balance Sheet

(a)	The Vendors shall have thirty (30) days from the date of submission of the Closing Date Balance Sheet and the Purchaser’s determination of the Actual Closing Payroll to review the Closing Date Balance Sheet and the determination of the Actual Closing Payroll. The Purchaser shall provide to the Vendors access to all information and records required by the Vendors to review and assess the accuracy and completeness of the Closing Date Balance Sheet and the Actual Closing Payroll. If, in the Vendors’ reasonable judgment, either the Closing Date Balance Sheet or the Actual Closing Payroll was not prepared or determined in accordance with Section 2.10, the Vendors or their independent accountants (“Vendors’ Accountants”) shall have the right to object to the Closing Date Balance Sheet and/or the Actual Closing Payroll, as applicable, within such thirty (30) day period. Any such objection (the “Objection Notice”) shall be made in writing to the Purchaser and shall set forth in reasonable detail those items or amounts as to which the Vendors disagree. If the Vendors do not deliver the applicable Objection Notice prior to the end of such thirty (30) day period, (i) Working Capital shall equal the Working Capital figure set forth in the Closing Date Balance Sheet delivered to the Vendors by the Purchaser, and (ii) the Actual Closing Payroll shall equal the amount determined by the Purchaser.

(b)
In the event of a dispute or disagreement relating to the Closing Date Balance Sheet and/or the determination of the Actual Closing Payroll which the Purchaser and the Vendors are unable to resolve within the thirty (30) day period following the delivery of the Objection Notice, the Purchaser and the Vendors shall submit those issues in dispute to the office of a nationally recognized Canadian audit firm selected by mutual agreement of Horizon International and the Purchaser, acting reasonably, and who has no prior relationship to any of the Parties (or, if such firm refuses the engagement, to another generally recognized firm in Canada selected by mutual agreement of Horizon International and the Purchaser, acting reasonably (hereinafter, the “Auditor”). The Auditor shall, as soon as practicable but in no event later than forty-five (45) days following submission of the dispute by Horizon International and the Purchaser, provide its decision regarding any disputed issues and, if necessary, prepare a revised Closing Date Balance Sheet and the calculation of Working Capital and/or the determination of the Actual Closing Payroll, as applicable, which shall be final and binding on the Parties. The Auditor shall be instructed to use every reasonable effort to perform its services as soon as possible, but in no event later than forty-five (45) days following submission of the dispute. The fees and expenses of the Auditor shall be paid jointly by the Vendors and the Purchaser. The Purchaser and the Vendors agree that they will, and agree to cause their respective independent accountants, to reasonably cooperate and assist in the preparation of the Closing Date Balance Sheet, in the calculation of the Working Capital, in the determination of the Actual Closing Payroll, in the calculation of any adjustments to the Purchase Price, and in the conduct of the audits and reviews referred to in this Section 2.11, including the making available, during reasonable business hours and to the extent necessary, of books, records, work papers and personnel.

2.12	Inventory Count
The Vendors shall be entitled to have the Vendors’ Accountants present to observe the taking of any physical inventory count in connection with the preparation of the Closing Date Balance Sheet.

2.13	Restrictions on Transfer

(a)
To the extent that the assignment of all or any portion of any Purchased Assets shall be prohibited by Applicable Law or the terms by which any such Purchased Assets are bound or require the consent or waiver of any Third Party, which consent or waiver has not been obtained, this Agreement shall not constitute an agreement to assign any such Purchased Asset if an attempted assignment without any such consent or waiver would constitute a breach or violation thereof or of Applicable Law.

(b)	The Vendors shall use commercially reasonable efforts after the Closing Date, at the request and under the direction of the Purchaser:

(i)	to hold the benefits of any Purchased Asset referred to in Section 2.13(a) in trust for the Purchaser in accordance with this Section 2.13(b), including:

(A)	to provide the Purchaser with the benefits of and to preserve for the benefit of the Purchaser the rights of the Vendors under such Purchased Assets;

(B)	to cooperate in any reasonable and lawful arrangement, approved by the Purchaser, designed to provide such benefits to the Purchaser, without the Vendors thereby incurring any Liability;

(C)
to enforce and perform for the account of the Purchaser and at the Purchaser’s expense, any rights or obligations of the Vendors arising from the Purchased Assets referred to in Section 2.13(a) against or in respect of any person including the right to elect to terminate in accordance with the terms thereof upon the advice of the Purchaser; and

(D)
to facilitate receipt of the consideration to be received by the Vendors in and under every Assumed Contract and Permit, which consideration shall be held for the benefit of, and shall be delivered to, the Purchaser.

2.14	Brownlee Retention Bonus
The Parties acknowledge and agree that the Purchaser shall be entitled to make a claim against and withdraw from the Escrow Amount, the amount necessary to pay the Brownlee Retention Bonus, if any, in accordance with the provisions of the Brownlee letter agreement executed in connection with Closing.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Vendors’ Representations and Warranties
Except as set forth in the Disclosure Letter, each of the Vendors jointly and severally represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Corporate

(i)
Each of Horizon International, EquipCo and 2551 is a corporation duly incorporated, organized and subsisting under the laws of Ontario with the corporate power and authority to own, lease and operate its assets and to carry on its business. Each of Horizon International, EquipCo and 2551 is qualified, licensed and registered to do business in all jurisdictions in which its conduct of its business or the ownership or use of its assets make such qualification necessary except, in each case, where the failure to be so qualified, licensed or registered will not have a Material Adverse Effect;

(ii)
Horizon Mexico is a corporation duly incorporated, organized and subsisting under the laws of Mexico with the corporate power and authority to own, lease and operate its assets and to carry on its business. Horizon Mexico is qualified, licensed and registered to do business in all jurisdictions in which its conduct of its business or the ownership or use of its assets make such qualification necessary except, in each case, where the failure to be so qualified, licensed or registered will not have a Material Adverse Effect;

(iii)
each Vendor has the corporate power, authority and right to enter into and deliver this Agreement, to transfer its rights in the Purchased Assets to the Purchaser and to complete the transactions contemplated hereunder;

(iv)
the execution, delivery and performance by each Vendor of this Agreement has been duly authorized by all necessary corporate actions on the part of the applicable Vendor, if necessary, shareholder approval;

(v)
this Agreement constitutes a valid and legally binding obligation of the applicable Vendor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to general equitable principles;

(vi)
except as disclosed in Section 3.1(a)(vi) of the Disclosure Letter, there is no contract, option or any other right of another person binding upon or which at any time in the future may become binding upon a Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Assets other than pursuant to the provisions of this Agreement or pursuant to purchase orders accepted by a Vendor in the Ordinary Course of the Business;

(vii)
except as disclosed in Section 3.1(a)(vii) of the Disclosure Letter, the execution and delivery of this Agreement by the Vendors, the performance by the Vendors of their respective obligations hereunder, and the consummation of the purchase and sale transaction contemplated hereunder by the Vendors do not and will not require any consent, approval or notice under and do not nor result in the violation of:

(A)	any provisions of the constating documents or by-laws of any of the Vendors;

(B)	any of the terms, conditions or provisions of any Material Contract;

(C)
any of the terms, conditions or provisions of any material Permit, held or used by or binding on a Vendor with respect to the Purchased Assets or the Business, other than in the case of any Permit which is not assignable or transferrable to the Purchaser; or

(D)	any Applicable Law, which breach would be material;

(viii)
Brian Read is the sole shareholder of 1909826 Ontario Ltd., a corporation incorporated under the laws of Ontario (“Holdco”); Holdco is the sole shareholder of Horizon International; Horizon International is the sole shareholder of 2551; together Horizon International and 1571350 Ontario Ltd. own all of the issued and outstanding shares of Horizon Mexico; and Kym Read and The 2002 Read Adult Issue Trust collectively own all of the issued and outstanding shares of EquipCo;

(ix)	there are no direct or indirect Subsidiaries of any of the Vendors except as set forth in Section 3.1(a)(viii) above and Horizon Plastics Inc., as applicable; and

(x)
the Vendors do not own nor have they agreed to acquire, directly or indirectly: (A) any of the outstanding shares or securities convertible into shares of any other corporation; or (B) any investment (whether by way of debt, other than normal trade debt, or equity) in any person;

(b)	Financial

(i)	the Financial Statements:

(A)
are true and correct in all material respects and present fairly the financial position and the assets and liabilities of such Vendor in accordance with GAAP as at the date thereof, including contingent Liabilities that were required to be disclosed of such Vendor as at the date thereof; and

(B)	other than as disclosed in the Financial Statements, have been prepared in accordance with GAAP on a consistent basis throughout the period involved;

(ii)	since August 31, 2017, the Vendors have not:

(A)	incurred any obligation or liability (fixed or contingent), except in the Ordinary Course of the Business;

(B)	created any Encumbrance, other than Permitted Encumbrances, upon any of the Purchased Assets, except as described in this Agreement or in the Disclosure Letter;

(C)
except as disclosed in Section 3.1(b)(ii)(C) of the Disclosure Letter, sold, assigned, transferred, leased or otherwise disposed of any properties or assets relating to the Business, except in the Ordinary Course of the Business;

(D)	purchased, leased or otherwise acquired any properties or assets relating to the Business, except in the Ordinary Course of the Business;

(E)	waived, cancelled or written off any rights, claims, accounts receivable or any amounts payable to the Vendors relating to the Business, except in the Ordinary Course of the Business;

(F)	entered into any transaction, contract, agreement or commitment relating to the Business, except in the Ordinary Course of the Business;

(G)	made any material change in the method of billing customers or the credit terms made available to customers of the Business;

(H)
other than as disclosed in the Financial Statements, made any material change with respect to any method of management, operation or accounting in respect of the Business or in any level or value of Inventories;

(I)	suffered any unusual or extraordinary loss relating to the Business;

(J)	made or incurred any changes, or become aware of any event or condition which is a change, which has had or would reasonably be expected to have a Material Adverse Effect on the Business;

(K)	authorized, agreed or otherwise become committed to do any of the foregoing; or

(L)
become aware of any damage, destruction, loss, virus or denial of service attack, labour dispute, organizing drive, application for certification or other event, development or condition of any character (whether or not covered by insurance) which has had or could reasonably be expected to have a Material Adverse Effect; and

(iii)
the Accounts Receivable reflected in the Financial Statements and all Accounts Receivable arising since the date of the Financial Statements arose from bona fide transactions in the Ordinary Course of the Business and, subject to an allowance for doubtful accounts that has been reflected on the Books and Records in accordance with GAAP, are collectible without set-off or counterclaim;

(c)	Title, Sufficiency and Condition of Assets

(i)
the Vendors collectively or individually are the legal and equitable owners of, or have a valid leasehold interest, licensed right or other right to use, as the case may be, in the Purchased Assets. Except for the Excluded Assets, the Purchased Assets: (A) constitute all of the material assets used by the Vendors in carrying on the Business; and (B) include all of the assets set forth on or reflected on the Financial Statements, other than assets: (1) disposed of in the Ordinary Course of the Business; (2) acquired since the date of the Financial Statements; or (3) sold, transferred or otherwise disposed of in accordance with this Agreement and the ancillary documents entered into in connection herewith, since August 31, 2017. No other person owns any property and assets which are being used in the Business except for the Facilities, the personal property leased by the Vendors pursuant to the Material Contracts, the Intellectual Property licensed to the Vendors and disclosed in Section 3.1(f)(i) of the Disclosure Letter and certain tools and molds owned by the Vendors’ customers and used by the Vendors to manufacture goods specifically for each such customer. Notwithstanding the foregoing, Section 3.1(c)(i) of the Disclosure Letter sets forth each tool and mold legally and equitably owned by the Vendors;

(ii)	the Purchased Assets are free and clear of all Encumbrances other than: (A) those Encumbrances set out in Section 3.1(c)(ii) of the Disclosure Letter, and (B) Permitted Encumbrances;

(iii)	all Machinery and Equipment in active use in the Business is in good working order, making due allowance for age and reasonable wear and tear;

(iv)
other than the Excluded Assets, the Purchased Assets constitute all of the rights, properties and assets (tangible or intangible) that are necessary to permit the Purchaser to conduct the Business after the Closing Date in a manner substantially similar to the manner as it is being conducted prior to the Closing Date;

(v)	Section 1.1F of the Disclosure Letter sets forth a list of all material Machinery and Equipment;

(vi)	other than rentals in the Ordinary Course of the Business, there are no material Equipment Leases;

(vii)	Section 1.1H of the Disclosure Letter sets forth a list of all Vehicles;

(viii)
except as disclosed in Section 3.1(c)(viii) of the Disclosure Letter, in the preceding three (3) years the Vendors have not received any written notice from any Governmental Authority or any insurance company which has issued a policy with respect to any of the Facilities which: (A) relates to a possible or potential fire hazard with respect to the Facilities or the violation of building, safety, fire or other ordinances or regulations; or (B) requests the performance of any repairs, alterations or other work to or in any of the Facilities; and

(ix)
the Vendors have delivered to the Purchaser complete copies of each Lease. All Leases: (A) are in good standing and are valid and effective in accordance with their respective terms; (B) create a good and valid leasehold estate in the applicable Facilities; and (C) are unamended by oral or written agreement, except as otherwise disclosed in Section 1.1E of the Disclosure Letter; and there exists no default thereunder or occurrence or condition which could reasonably be expected to result in a material default thereunder or termination thereof and the Vendors have not received any notice alleging of any such default thereunder. None of the Facilities has been subleased to any Third Party;

(d)	Contracts and Commitments

(i)
except as disclosed in Section 3.1(d)(i) of the Disclosure Letter, there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute a material default or breach by the Vendors or, to the knowledge of the Vendors, any other party thereto under any Assumed Contract which would entitle the Vendors or other contracting party, as applicable, to terminate such Assumed Contract, or give rise to a damages claim or change in the obligations thereunder, and which would have or reasonably be expected to be material, and all such contracts are in good standing and in full force and effect without amendment thereto;

(ii)
Section 3.1(d)(ii) of the Disclosure Letter set forth a list of all contracts included in the Assumed Contracts that are in existence as at January 1, 2018 to which any of the descriptions set forth below apply (the “Material Contracts”):

(A)	any contract for capital expenditures or for the purchase of goods or services in excess of $50,000;

(B)	any contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(C)
any other contract which: (1) provides for payment or performance by either party thereto having an aggregate value of $50,000; or (2) is not terminable without payment or penalty on one hundred and eighty (180) days (or less) notice; or (3) is between an Affiliate of a Vendor and a Vendor;

(D)	any contract which is outside the Ordinary Course of the Business;

(E)	any contract which restricts in any way the Business or activities of the Vendors, or any of them, relating to the Business; or

(F)	any contract which, if terminated without the consent of the Vendors, or any of them, would have a Material Adverse Effect;

(iii)
the Vendors have delivered to the Purchaser complete copies of all the Material Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof; and

(iv)
other than amendments made to purchase orders in the Ordinary Course of the Business, the Material Contracts are in full force and effect unamended and there are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under such Material Contracts on the part of any of the Vendors or, to the knowledge of the Vendors, any other party to such Material Contracts, and to the knowledge of the Vendors, no other party to such Material Contracts intends to terminate or renegotiate a Material Contract;

(e)	Suppliers and Customers

(i)
Section 3.1(e)(i) of the Disclosure Letter sets forth a list of: (A) the customers of the Business accounting for more than five percent (5%) of sales of the Business, and (B) the suppliers to the Business account for more than five percent (5%) of the costs of items purchased, each for each of the fiscal years ended August 31, 2016 and 2017;

(ii)	there is no purchase commitment for the purchase of goods or services which provides that any supplier will be the exclusive supplier of any of the Vendors;

(iii)	there is no purchase commitment requiring any of the Vendors to purchase the entire output or a minimum quantity (on a “take-or-pay basis”) of products of a supplier;

(iv)
since the date of the Financial Statements, no Vendor has received any written notice and no significant customer of the Business has ceased, or, to the knowledge of the Vendors, will cease, to use or purchase the Products, or has substantially reduced, or, to the knowledge of the Vendors, will substantially reduce, the purchase of the Products at any time except in the case of customers whose purchases from the Business are not, in the aggregate, material to the condition of the Business; and

(v)
except as set forth in Section 3.1(e)(v) of the Disclosure Letter, no Vendor has or has knowledge of a reasonable basis for any action, suit, proceeding, complaint, grievance, arbitration, investigation or inquiry against or involving a customer of the Business;

(f)	Intellectual Property

(i)
Section 3.1(f)(i) of the Disclosure Letter contains a complete list of all material Intellectual Property owned, licensed or used by the Vendors, or any of them, together with the details of any registrations and applications for registration with respect thereto;

(ii)
the registrations and applications for registration listed in Section 3.1(f)(i) of the Disclosure Letter are valid and subsisting, in good standing, and enforceable against Third Parties and are recorded, maintained and renewed in the name of the Vendors, or any of them, in the appropriate registries or government offices to preserve the Vendors’ respective rights thereof and thereto in light of the material operations of the Business;

(iii)
there are no facts which would affect the use, validity, enforceability, scope or registrability of any of the Vendors' Intellectual Property, including the consummation of the transactions contemplated by this Agreement;

(iv)	to the knowledge of the Vendors, the Vendors own free and clear of all Encumbrances or have sufficient rights to the Intellectual Property necessary for the operation, conduct and maintenance of the Business as such Business is currently operated, conducted or maintained;

(v)
except in respect of the Licensed Rights, the Vendors or any of them, have the exclusive right to use and otherwise exploit the Intellectual Property in all jurisdictions in which it currently uses or exploits such Intellectual Property and there are no prohibitions or restrictions on the use or other exploitation by the Vendors, or any of them, of the Intellectual Property;

(vi)
to the knowledge of the Vendors, except in respect of the Licensed Rights, the Vendors, or any of them, own and have the exclusive legal and beneficial right, title and interest in and to the Intellectual Property in their own name, free and clear of any Encumbrances, and none of the Intellectual Property has been licensed to a Third Party;

(vii)
to the knowledge of the Vendors, neither: (A) the operation, conduct and maintenance by the Vendors of the Business as it is currently, and has within the past five (5) years, been operated, conducted and maintained; nor (B) the use by the Vendors of the Intellectual Property in respect thereto, infringes, misappropriates, misuses or violates the Intellectual Property Rights, or any other rights, of any Third Party or breaches any duty or obligation owed to any Third Party;

(viii)
the Vendors have not received any notice, complaint, threat or claim alleging: (A) the infringement, misappropriation, misuse or violation of any Intellectual Property Right or other right of any Third Party or breach of any duty or obligation owed to any Third Party; or (B) that the Vendors, or any of them, do not own the Intellectual Property or, in the case of Intellectual Property which is licensed to the Vendors, or any of them, that the Vendors do not have the right (unless otherwise stated in Section 3.1(f)(i)) of the Disclosure Letter to exploit the Intellectual Property in any way or manner whatsoever;

(ix)	there is no past or present infringement, misappropriation, misuse, or violation of, breach of any obligations with respect to, or other impairment of any of the Intellectual Property;

(x)
no claim has been asserted (or is likely to be asserted) by the Vendors with respect to the Intellectual Property nor have the Vendors issued, filed or made (or is likely to issue, file or make) any notice, complaint, threat or claim against a Third Party alleging infringement of the Intellectual Property or any Intellectual Property Right or other right of the Vendors, or any of them, by such Third Party;

(xi)
no Vendor is a party to or bound by any Contract or other obligation that limits or impairs in any material respect its ability to use, sell, transfer, assign or convey, or that otherwise affects: (A) any of the Intellectual Property owned by it; or (B) any of the Intellectual Property licensed to or used by it, the loss of which would have an Material Adverse Effect;

(xii)
the Vendors have taken reasonable steps to protect its rights in the confidential information and any trade secret or confidential information of third parties used by the Vendors, and, except under confidentiality obligations, to the knowledge of the Vendors, there has not been any disclosure by them of any confidential information or any such trade secret or confidential information of third parties; and

(xiii)
none of the Intellectual Property owned by the Vendors or used in connection with the operation or conduct of the Business has been developed with the assistance or use of any funding from third parties or third party agencies, including funding from any Governmental Authority;

(g)	Transactions with Affiliates

(i)
no Affiliate of any of the Vendors: (A) has a business relationship or competes with any of the Vendors; (B) has any direct or indirect ownership or licensed interest in any asset (including the Purchased Assets), property or other right used by any of the Vendors in the conduct of the Business; or (C) received from or furnished to any of the Vendors any goods or services (with or without consideration) since the date of the Financial Statements;

(h)	Employees

(i)	the Employee List accurately sets forth:

(A)	the titles of all Employees, without names, together with the location of their employment and whether part time or full time;

(B)	a list of all written employment contracts between the Vendors and an Employee;

(C)
the names of all Employees who are absent from work on the date of preparation of such list by reason of short or long term disability or by reason of authorized leave of absence (other than by reason of holiday, parental leave, maternity leave or scheduled day off), and the reason for their absence from work and their return date, if known; and

(D)	the designation of such Employee as a Union Employee or a Non-Union Employee, as applicable;

(ii)	except as disclosed in Section 3.1(h)(ii) of the Disclosure Letter:

(A)
the Vendors have been and are in compliance with all Applicable Laws respecting employment and employment practices including all employment standards, human rights, labour relations, occupational health and safety, workers’ compensation or workplace safety and insurance legislation, and there are no outstanding claims, complaints, investigations, prosecutions or orders under any such legislation;

(B)	the Vendors have not and are not engaged in any unfair labour practice and no unfair labour practice complaint is pending or threatened against the Vendors;

(C)
all amounts due or accruing due for all salary, wages, bonuses, commissions, pension benefits, under any Benefit Plans or other employee benefits or compensation are reflected in the Books and Records, in accordance with the Vendors’ accounting practices and Applicable Law; and

(D)	there is no commitment or agreement to increase wages or modify the terms and conditions of employment of any Employee;

(iii)	the Vendors have delivered to the Purchaser true and complete copies of all permits issued under any employment standards legislation applicable to the Business or any of the Employees;

(iv)
except for the UFCW Collective Agreement and the Horizon Mexico Collective Agreement, the Vendors are not a party, either directly or indirectly or by operation of law, to any other Collective Agreement and no other trade union holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, related employer or successor employer rights, or has applied or threatened to apply to be certified as the bargaining agent of any of the Employees. To the knowledge of the Vendors, there are no pending union organizing activities involving the Employees and no such activities have occurred in the last two (2) years;

(v)
the Vendors have provided the Purchaser with all inspection reports under Occupational Health and Safety Acts relating to the Vendors. There are no outstanding inspection orders nor any pending or threatened charges made under any Occupational Health and Safety Acts relating to the Vendors or the Business. There have been no fatal or critical accidents within the last two (2) years. The Vendors have complied in all material respects with any orders issued under Occupational Health and Safety Acts. There are no appeals of any orders under Occupational Health and Safety Acts relating to the Vendors or the Business which are currently outstanding; and

(vi)
there are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment or any other communications related thereto which the Vendors have received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on;

(i)	Benefits Plans

(i)
Section 3.1(i)(i) of the Disclosure Letter contains a true and complete list of all Benefit Plans. Current and complete copies of all Benefit Plans, together with current booklets have been provided or made available to the Purchaser. The Vendors have sponsored, administered, invested and communicated all Benefit Plans in material compliance with their terms, the terms of the Collective Agreements and Applicable Laws. The Vendors have not made any promise, proposal or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any Employee, except as set out in a Collective Agreement;

(ii)	the Vendors have not created or maintained any oral Benefit Plans that are material to the Business;

(iii)	no Pension Plan contains a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Tax Act;

(iv)	the only Pension Plan that any of the Vendors contributes to is the defined contribution Pension Plan registered as the Pension Plan for Horizon International (Ontario registration number 0580969);

(v)
the execution and delivery of, and performance by the Vendors of, this Agreement and the consummation of the transactions contemplated by it will not: (A) increase any amount payable under any Benefit Plan; or (B) result in the acceleration of any obligation pursuant to any Benefit Plan; and

(vi)	other than the Pension Plan, no Benefit Plan provides for post-retirement benefits, other than as required by Applicable Law;

(j)	Taxes

(i)
each Vendor has correctly computed all Taxes owing by it, correctly prepared and duly and timely filed all Tax Returns required to be filed by it, paid all Taxes which were due and payable by it on or before the date hereof within the time required by Applicable Laws, and made adequate provision for Taxes in the Books and Records and in the Financial Statements. Each Vendor has made adequate and timely installments of Taxes required to be made.

(ii)
Horizon International, EquipCo and 2551 are registered under Part IX of the ETA with respect to GST, with registration numbers 859730822 (Horizon International), 860947688 (EquipCo) and 738668896 (2551);

(iii)	Horizon Mexico is registered with the corresponding Mexican Tax Governmental Authority (Servicio de Administración Tributaria) with registration number HPM130524TS2;

(iv)	no Canadian Vendor is a non-resident person within the meaning of the Tax Act. No Mexican Purchased Asset constitutes taxable Canadian property, as defined in Subsection 248(1) of the Tax Act;

(v)	there are no Encumbrances on any of the Purchased Assets that arose in connection with any failure to pay any Tax and no claim or proceeding is pending or, to the knowledge of the Vendors ,has been threatened in respect of any Taxes which, if adversely determined, would result in any such Encumbrance; and

(vi)
each Vendor has properly withheld, deducted or collected, all Taxes required to be withheld, deducted or collected under Applicable Law and has paid, or made provision for the payment of, such Taxes to the appropriate Governmental Authorities;

(k)	Governmental Approvals and Permits

(i)
each Vendor holds all Permits that are necessary or appropriate in connection with ownership and use of the Purchased Assets or operation of the Business, all of which are in full force and effect and are listed in Section 3.1(k) of the Disclosure Letter. No material violations have been recorded in respect of any Permits, including Permits issued under Applicable Environmental Laws, and none of the Vendors knows of any meritorious basis for any such violations that would be material. No fines or penalties are due and payable in respect of any Permits or any violation thereof;

(l)	Proceedings

(i)
there is no claim or proceeding, including any investigation or arbitral proceedings, outstanding against the Vendors or, to the knowledge of the Vendors, threatened, against the Vendors related to the Products, the Business or any of the Purchased Assets;

(m)	Environmental

(i)	except as listed in Section 3.1(m)(i) of the Disclosure Letter:

(A)	the operations of the Vendors with respect to the Business and the Purchased Assets are currently and have been in compliance with all Applicable Environmental Laws;

(B)
no Vendor has received any written notice from any person of a violation or Claim under any Applicable Environmental Law and no written inquiry, written request for information, or demand letter under any Applicable Environmental Law relating to such non-compliance or Claim at the Facilities or the operations of the Vendors has been made;

(C)
the Facilities and the operations of each Vendor are not subject to any written orders that remain outstanding under Applicable Environmental Law, nor are there any proceedings pending or, to the knowledge of the Vendors, threatened, against any of the Vendors under any Applicable Environmental Law;

(D)
no Vendor has entered into any agreement pursuant to which it has assumed or will assume any Liability under Applicable Environmental Law, including any obligation for costs of remediation, of any other person;

(E)
there has been no release by the Vendors or, to the knowledge of the Vendors, threatened release of any Hazardous Substance, on, at, beneath or from any of the Facilities or any surface waters or groundwater thereon or thereunder which requires any reporting, disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by any of the Vendors, or which would reasonably be expected to give rise to any liability for personal injury, property damage, natural resources damage or other liability or damages to any of the Vendors collectively or separately under any Applicable Environmental Law;

(F)
no Vendor has sent or arranged for the disposal of any Hazardous Substance, or transported any Hazardous Substance, that reasonably would be expected to give rise to any material Liability for any damages or costs of investigation, remediation or any other action to respond to the release or threatened release of any Hazardous Substance; and

(G)	each Vendor has provided the Purchaser with a complete inventory, to the knowledge of such Vendor, of all above and underground storage tanks located at each of the Facilities;

(n)	Leases and Real Property

(i)	the Vendors do not own and have never owned any real property;

(ii)
Section 1.1E of the Disclosure Letter lists all of the Leases, which constitute all of the real property necessary to conduct the Business as currently conducted. Complete copies of the Leases have been provided to the Purchaser. The Vendors are entitled to all rights and benefits as lessee under the Leases and the Vendors have not sublet, assigned, transferred, licensed, sublicensed, mortgaged, pledged, hypothecated, deeded in trust, encumbered or otherwise conveyed any rights in the Facilities or the Leases to any other person, including the right to use or occupy any portion of the Facilities;

(iii)
Section 1.1E of the Disclosure Letter contains a description of each of the Leases setting out, in respect of each Lease, the tenant/lessee, the landlord/lessor, a description of the leased premises (by municipal address, unit number, proper legal description and any property identification number, title number or similar unique property identifier), the term of such Lease and any rights of extension or renewal (and the term thereof);

(iv)	the Vendors have adequate rights of ingress and egress into each of the Facilities for the operation of the Business in the Ordinary Course;

(v)
the Vendors are not in default of any of their material obligations including environmental obligations under any of the Leases or the Equipment Leases and, to the knowledge of the Vendors, none of the landlords or lessors under the Leases and the Equipment Leases are in default of any of their material obligations under any of the Leases or the Equipment Leases. No waiver, indulgence or postponement of the Vendors’ obligations under any of the Leases or the Equipment Leases has been granted by the landlord or the lessor thereunder;

(vi)
the Vendors have not received any notice or request from any municipal department or Governmental Authority requiring any material work or alterations with respect to the Facilities, which has not been complied with, and the Vendors have not received any notice of any threatened condemnation, expropriation or similar proceedings with respect to any of the Facilities; and

(vii)
except as disclosed in Section 1.1E of the Disclosure Letter, no consent is required nor is any notice required to be given under any of the Leases by any party thereto or any other person in connection with the completion of the transaction contemplated by this Agreement in order to maintain all rights of any of the Vendors under the Leases;

(o)	Product Warranty Claims and Product Liability Claims

(i)
for the purposes of this Agreement, “Product Warranties” means warranties with respect to any of the Products provided under Applicable Law or in any contracts the Vendors have with any of their customers. Section 3.1(o)(i) of the Disclosure Letter sets forth: (A) a summary of material product returns and repair/replacement work performed by or on behalf of each Vendor pursuant to any Products Warranties with regard to any Products during the prior two (2) year period; and (B) a list of all pending or, to the knowledge of the Vendors, threatened claims for Product Warranties, returns and repair/replacement work with regard to the Business; and

(ii)
except as disclosed in Section 3.1(o)(ii) of the Disclosure Letter, the Vendors have not received any written notice with respect to, any Product Liability Claims or Product Liabilities (other than claims for product return, replacement or repair not deviating materially from historical return, replacement or repair work), and to the knowledge of the Vendors, no Product Liability Claims or Product Liabilities are threatened;

(p)	Inventory

(i)
except as reserved for in the Financial Statements or the Closing Date Balance Sheet, all of the items in the Inventories are of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the Ordinary Course of the Business; and

(ii)	the Inventories are owned by the Vendors free and clear of all Encumbrances, other than Permitted Encumbrances, and no Inventories are held on a consignment basis;

(q)	General

(i)	the Vendors are conducting the Business in compliance with all Applicable Laws except where the failure to comply with any Applicable Law would not have a Material Adverse Effect; and

(ii)
the Vendors have not incurred any Liability for brokerage or finders fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereunder, other than the fees payable to STS Capital Partners;

(r)	Absence of Undisclosed Liabilities

(i)
none of the Vendors has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which continue to be outstanding, except: (A) as disclosed in the Financial Statements; (B) as disclosed in Section 3.1(r) of the Disclosure Letter; (C) created pursuant to this Agreement and the agreements contemplated herein; or (D) as incurred in the Ordinary Course of the Business and which are not, either individually or in the aggregate, material;

(s)	No Joint Venture Interests or Strategic Alliances

(i)
none of the Vendors is a party to a strategic alliance or co-operative agreement nor is a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and none of the Vendors has significant investment interests in any business owned or controlled by any Third Party which carries on in whole or in part the Business or any business similar to, competitive with or ancillary to the Business;

(t)	Absence of Guarantees

(i)
except as disclosed in Section 3.1(t) of the Disclosure Letter, none of the Vendors has given or agreed to give, nor is any Vendor a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person, or other commitment by which the Vendors, or any of them, is, or is contingently, responsible for such indebtedness or other obligations and pursuant to which any of the assets or property of the Business or any of the Purchased Assets are liable or subject to seizure, sale or other legal process upon the enforcement of such guarantee, surety, indemnity or commitment or in satisfaction of such responsibility;

(u)	Restrictive Covenants

(i)
none of the Vendors is a party to or bound or affected by any Contract limiting the freedom of the Vendors to compete in any line of business or any geographic area, acquire goods or services from any supplier, establish the prices at which it may sell any goods or services, sell goods or services to any customer or potential customer, or transfer or move any of its assets or operations;

(v)	Privacy

(i)
except as disclosed in Section 3.1(v) of the Disclosure Letter: (A) the Vendors have provided all necessary notices to and has obtained all necessary consents under Applicable Law relating to the protection of Personal Information from each individual to which the Personal Information relates for the collection, use and disclosure of such information for the purposes for which such information was collected; and (B) the Personal Information is necessary for, and solely relates to, the completion of the transactions as contemplated herein, including the determination to complete such transactions, or the use or enjoyment of the Purchased Assets by the Purchaser;

(w)	Insurance

(i)
each of the Vendors maintains such policies of insurance, issued by responsible insurers, as are appropriate to the Business and the Purchased Assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are disclosed in Section 3.1(w) of the Disclosure Letter and are in full force and effect and none of the Vendors is in default, as to the payment of premiums or otherwise, under the terms of any such policy;

(x)	Litigation

(i)
except as disclosed in Section 3.1(x) of the Disclosure Letter, there are no, and have been no for the past three (3) years, Claims, investigations or other proceedings, including appeals and applications for review, in progress, pending, or, to the knowledge of the Vendors, threatened against or relating to the Vendors, or any of them, and, to the knowledge of the Vendors, there is no existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Vendors, or any of them. None of the Vendors has undergone during the last five (5) years, and is not currently undergoing, any audit, review, inspection, investigation, survey or examination of records by a Governmental Authority relating to the Business;

(y)	Books and Records

(i)
all Books and Records have been delivered or made available to the Purchaser. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Business and all material financial transactions relating to the Business have, in all material respects, been accurately recorded in such Books and Records;

(z)	Trade Allowances

(i)
except as disclosed in Section 3.1(z) of the Disclosure Letter, no customers of the Business are entitled to or customarily receive discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer. Except as described in Section 3.1(z) of the Disclosure Letter, all such discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms, including contra transactions, are at the same levels as have been in existence for the two (2) immediately preceding calendar years preceding the current calendar year and are consistent with industry practice;

(aa)	Anti-Corruption and Anti-Bribery Laws

(i)
each of the Vendors has not, and to the knowledge of the Vendors, no agent, employee or other person associated with or acting on behalf of any Vendor has, directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, entertainment “kickback” or other payment to any person, regardless of form (whether in the form of money, property or services), in violation in any material respect of any applicable Laws: (A) to obtain favourable treatment in securing business; (B) to pay for favourable treatment of business secured; or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Vendor; or (b) established or maintained any fund or asset for any such purpose that has not been recorded in the Books and Records; and

(bb)	Full Disclosure.

(i)
to the knowledge of the Vendors, this Agreement does not contain any untrue statement of a material fact in respect of any Vendor, the affairs, prospects, operations or condition of any Vendor, the Purchased Assets or the Business.

3.2	Acknowledgment
The Vendors acknowledge that the Purchaser is relying on the representations and warranties of the Vendors set out in Section 3.1 hereof in connection with the purchase of the Purchased Assets. Notwithstanding the foregoing, the Purchaser acknowledges that the Disclosure Letter sets out a number of disclosures in respect of, exceptions to, and exclusions from, the representations and warranties of the Vendors contained in this Agreement and such disclosures, exclusions and exceptions are deemed to be incorporated into the applicable provisions of this Agreement.

3.3	Survival of Vendors’ Representations and Warranties

(a)
Subject to Section 3.3(b) hereof, the representations and warranties of the Vendors set forth in Section 3.1 will survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser:

(i)
in the case of representations and warranties set forth in Section 3.1(j) [Taxes], until the day that is ninety (90) days following the expiration of all periods allowed for any assessment or reassessment by the applicable taxing authority in respect of the matters to which such representations and warranties extend;

(ii)
in the case of representations and warranties set forth in Sections 3.1(a), 3.1(c)(i) [Corporate], 3.1(c)(ii) [Corporate], 3.1(m) [Environmental] and 3.1(q)(ii) [Finders Fees], for a period ending on the earlier of the day that is six (6) years following the Closing Date and the day that is thirty (30) days after the expiry of the applicable statute of limitations; and

(iii)	in the case of all other representations and warranties for a period of eighteen (18) months from the Closing Date;
such that none of the Vendors shall have any liability in respect of any such representations and warranties unless the Purchaser makes a claim in respect of the inaccuracy of any such representatives and warranties prior to the expiration of the foregoing applicable survival period.

(b)
The foregoing limitation periods during which the Purchaser must bring a claim for any breach of representation and warranty shall not apply to any claim relating to fraud or wilful misconduct of the Seller Parties.

3.4	Purchaser’s Representations and Warranties
The Purchaser represents and warrants to each of the Vendors that:

(a)	Corporate

(i)
the Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the Province of British Columbia with the corporate power and authority to own, lease and operate its assets and to carry on its business;

(ii)
the Purchaser has the corporate power, authority and right to enter into and deliver this Agreement to acquire the legal and beneficial title and ownership of the Purchased Assets from the Vendors and to complete the transactions contemplated hereunder;

(iii)	the execution, delivery and performance by the Purchaser of this Agreement have been duly authorized by all necessary corporate actions on the part of the Purchaser;

(iv)
this Agreement constitutes a valid and legally binding obligation of the Purchaser enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to general equitable principles;

(v)	neither the entering into nor the delivery of this Agreement by the Purchaser nor the completion of the transactions contemplated hereby by the Purchaser will result in:

(A)	the violation of any provisions of the constating documents or by-laws of the Purchaser;

(B)	the violation of any material agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(C)	the violation by the Purchaser of any Applicable Law, which breach would be material; and

(vi)	no Permit is required by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the performance of its obligations hereunder;

(b)	Finders’ Fee

(i)	the Purchaser has not incurred any Liability for brokerage or finders fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereunder;

(c)	Financial Capability

(i)	on the Closing Date, the Purchaser will have sufficient funds to effect the transactions contemplated hereunder;

(d)	Taxes

(i)	the Purchaser is registered under Part IX of the ETA with respect to GST, with the registration number 78867 7516 RT0001;

(e)	Investment Canada Act

(i)	the Purchaser is a WTO investor for purposes of and within the meaning of the Investment Canada Act (Canada); and

(f)	Proceeds of Crime (Money Laundering) Act

(i)
none of the funds being used to purchase the Purchased Assets are proceeds obtained or derived directly or indirectly as a result of illegal activities and such funds will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) Act (Canada). The Purchaser acknowledges that the Vendors may in the future be required by Applicable Law to disclose the Purchaser’s name and other information relating to this Agreement, on a confidential basis, pursuant to Applicable Law. The Purchasers shall promptly notify the Vendors if it discovers that any of these representations cease to be true, and to provide the Vendors with appropriate information in connection therewith.

3.5	Acknowledgment
The Purchaser acknowledges that the Vendors are relying on the representations and warranties of the Purchaser set out in Section 3.4 hereof in connection with the sale of the Purchased Assets.

3.6	Survival of Purchaser’s Representations and Warranties

(a)
Subject to Section 3.6(b), the representations and warranties of the Purchaser set forth in Section 3.4 will survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendors:

(i)	in the case of representations and warranties set forth in Section 3.4(a), until the day that is thirty (30) days following the expiration of the applicable statute of limitations; and

(ii)	in the case of all other representations and warranties for a period of twenty-four (24) months from the Closing Date;
such that the Purchaser shall not have any liability in respect of any such representations and warranties unless any of the Vendors makes a claim in respect of the inaccuracy of any such representations and warranties prior to the expiration of the foregoing survival period.

(b)
The foregoing limitation period during which the Vendors must bring a claim for any breach of representation and warranty shall not apply to any claim relating to fraud or wilful misconduct of the Purchaser.

ARTICLE 4
COVENANTS

4.1	Covenants of the Vendors

(a)
Each of the Vendors will use commercially reasonable efforts, subject to the terms of this Agreement, to see that the representations and warranties of the Vendors set out in Section 3.1 are true and correct at the Time of Closing and with the same effect as if made at and as of the Time of Closing (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated or permitted hereunder) and that the conditions of closing for the benefit of the Purchaser set out in Section 5.1 and Section 5.3 have been performed or complied with by the Time of Closing.

(b)
After the closing of the purchase and sale transaction contemplated hereunder, each Vendor shall: (i) refer to the Purchaser all inquiries relating to the Business; (ii) deliver to the Purchaser: (A) as soon as reasonably practicable, any mail, packages and other communications addressed to the Vendors relating to the Business, exclusive of any of the foregoing that relate to the Excluded Assets, the Excluded Liabilities or to any of the Vendors’ compliance with Applicable Law; and (B) within three (3) Business Days of the Vendors’ receipt thereof, any cash or other property that any of the Vendors receives and that properly belongs to the Purchaser, including any insurance proceeds, payments with respect to receivables, and interest payable thereon.

(c)
From and after the Time of Closing, the Vendors shall, and shall cause their Affiliates to, hold, and shall use reasonable commercial efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Vendors can show that such information: (i) is generally available to and known by the public through no fault of the Vendors or any of their Affiliates; (ii) is lawfully acquired by the Vendors, any of their Affiliates or their respective Representatives from and after the Time of Closing from sources which are not known to be prohibited from disclosing such information by a legal or contractual obligation; or (iii) has been independently acquired or developed by the Vendors or their Affiliates respective Representatives without use of, or reliance on, information concerning the Business. If the Vendors or any of their Affiliates are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, the Vendors shall promptly notify the Purchaser in writing and shall use reasonable commercial efforts to disclose only that portion of such information which the Vendors are advised by their counsel in writing is legally required to be disclosed, provided that, upon the request of the Purchaser, the Vendors shall, at the sole cost and expense of the Purchaser, use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(d)	Non-competition; Non-solicitation.

(i)
For a period of five (5) years commencing on the Closing Date (the "Restricted Period"), the Seller Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly, in any capacity whatsoever including as a partner, shareholder, member, employee, principal, agent, trustee or consultant (A) engage in or assist others in engaging in a business similar to or competitive with the Business in the Territory; (B) have an interest in any person that engages directly or indirectly in a business similar to or competitive with the Business in the Territory; or (C) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Vendors), or any other person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Seller Parties may own, directly or indirectly, solely as an investment, securities of any person engaging in a business similar to or competitive with the Business traded on any national securities exchange if such Seller Party is not a controlling person of, or a member of a group which controls, such person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person. Notwithstanding anything to the contrary set forth herein, to the extent done on behalf and for the benefit of the Purchaser and/or its Affiliates, the Seller Parties shall be authorized and permitted to assist companies that are not competitive with the Business in the Territory in: (A) developing products to transition from other materials to plastics; and (B) optimizing their existing plastic parts.

(ii)
During the Restricted Period, the Seller Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly, in any capacity whatsoever including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, hire or solicit any person who is offered employment by Purchaser pursuant to Section 4.3 or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 4.1(d)(ii) shall prevent the Seller Parties or any of their Affiliates from hiring: (A) any employee whose employment has been terminated by Purchaser; or (B) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(iii)
The Seller Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly, in any capacity whatsoever including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, interfere or attempt to interfere with the Business. Without limiting the generality of the foregoing, the Seller Parties shall not, and shall not permit any of their Affiliates to, directly or indirectly, in any capacity whatsoever including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, make any statement, publication or remark (including without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments), written or oral, or cause or encourage others to make any such statement, publication or remark, written or oral, that defames, disparages, impugns, damages or in any way criticizes the integrity, reputation, practices, goodwill or conduct of the Business, the Purchaser or any of their respective Affiliates and Representatives.

(iv)
The Seller Parties acknowledge that a breach or threatened breach of this Section 4.1(d) would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by the Seller Parties of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(v)
The Seller Parties acknowledge that the restrictions contained in this Section 4.1(d) are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this Section 4.1(d) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)
Within ten (10) business days of the Closing Date, the Seller Parties shall file with the appropriate Governmental Authority for the Province of Ontario and any other jurisdiction in which the Vendors are qualified to do business, such documents as are necessary to change the name of the Vendors to a name which is not substantially similar to the name Horizon Plastics and, if requested by the Purchaser, the Vendors shall provide consents to the use of such name by Purchaser or its Affiliates. The Seller Parties acknowledge and agree that all of their rights in and to, and ownership of, the names “Horizon Plastics” and “Horizon Plastics International” and any names related or substantially similar thereto shall be transferred hereunder to Purchaser, and from and after the Closing, the Seller Parties shall be prohibited from using such names in the conduct of any business the same as or similar to the Business; provided that, the Purchaser shall grant a fully paid up, non-exclusive, non-transferrable, non-assignable, royalty free license to use the names “Horizon Plastics” and “Horizon Plastics International” for the time period set forth above to permit the Seller Parties to file with the appropriate Governmental Authority for the Province of Ontario and any other jurisdiction in which the Vendors are qualified to do business, such documents necessary to change the name of the Vendors.

4.2	Covenants of the Purchaser

(a)
The Purchaser will use commercially reasonable efforts, subject to the terms of this Agreement, to see that the representations and warranties of the Purchaser set out in Section 3.4 are true and correct at the Time of Closing and with the same effect as if made at and as of the Time of Closing (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated or permitted hereunder) and that the conditions of closing for the benefit of the Vendors set out in Section 5.2 and Section 5.3 have been performed or complied with by the Time of Closing.

(b)
The Purchaser shall use commercially reasonable efforts to assist the Vendors in obtaining any consents or approvals required in respect of the assignment to the Purchaser of the benefits of the contracts, commitments agreements, franchises and licenses listed in Section 3.1(a)(vii) of the Disclosure Letter and the consents set out in Section 5.1(d) of the Disclosure Letter.

(c)	From and after the Closing Date, the Purchaser shall pay, honour, perform and discharge when due and payable, the Assumed Liabilities.

(d)
The Purchaser shall not, and shall not permit any of their Affiliates to, directly or indirectly, in any capacity whatsoever including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, make any statement, publication or remark (including without limitation, the repetition or distribution of derogatory rumors), written or oral, or cause or encourage others to make any such statement, publication or remark, written or oral, that defames, disparages, impugns, damages or in any way criticizes the integrity, reputation or goodwill of the Seller Parties or any of their respective Affiliates and Representatives.

(e)
After the closing of the purchase and sale transaction contemplated hereunder, the Purchaser shall as soon as reasonably practicable deliver to the applicable Vendor any cash or other property that the Purchaser receives and that properly belongs to the applicable Vendor, including any insurance proceeds, payments with respect to any Excluded Assets, and payments with respect to any Excluded Liabilities.

(f)
After the closing of the purchase and sale transaction contemplated hereunder, the Purchaser agree to furnish or cause to be furnished to the Vendors, upon request, as promptly as practicable, such information (including access to Books and Records) relating to the

Purchased Assets or the Business as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any proceeding, audit, claim, investigation, inquiry or any proposed adjustment with respect to Taxes.

(g)
After the closing of the purchase and sale transaction contemplated hereunder, the Purchaser shall furnish to the Vendors, upon request, as promptly as practicable, such information (including access to Books and Records) relating to the Business and the Purchased Assets as is reasonably necessary for the Vendors to respond to, defend and/or settle any Claim.

4.3	Employees

(a)
The Vendors may in the Ordinary Course of the Business terminate the employment of any Employee whose annual salary or wage is less than $75,000 and hire an individual to replace any such Employee and may also replace any Employee whose annual salary or wage is less than $75,000 and whose employment terminates for any other reason up to the Time of Closing, provided that, in every such case, the terms of employment of such individual are not materially different from those of the Employee replaced. The Vendors shall not hire any other individual up to the Time of Closing without the prior written consent of the Purchaser, such consent not to be unreasonably withheld. The Vendors shall not amend any Benefit Plan up to the Time of Closing without the prior written consent of the Purchaser, such consent not to be unreasonably withheld. The Vendors shall not up to the Time of Closing agree to a renewal of the UFCW Collective Agreement or the Horizon Mexico Collective Agreement, with or without amendments, make any general or specific increase in the remuneration of the Employees, officers, directors, and service agents of the Vendors, nor grant to them any additional benefits, including under any Benefit Plans, except for normal salary increases at normal review dates in accordance with legally binding commitments entered into prior to the date of this Agreement without the prior written consent of the Purchaser, such consent not to be unreasonably withheld. Within three (3) Business Days prior to the Closing Date, the Vendors will deliver to the Purchaser an updated copy of the Employee List which is accurate as at the date of delivery thereof (and such delivery shall constitute the Vendors’ representation and warranty that such updated Employee List is accurate at such date) and which indicates, to the knowledge of the Vendors at that time, which Employees will be Non-Active Non-Union Employees on the Closing Date. For those individuals who will be Non-Active Non-Union Employees at the Closing Date, the Vendors will indicate the reason for each Non-Active Non-Union Employee’s absence and the expected duration of such absence and will update such information at the Time of Closing.

(b)	Conditional on the closing of the purchase and sale transaction contemplated hereunder, the Purchaser shall:

(i)
as at the Time of Closing, employ all Union Employees pursuant to the terms of the UFCW Collective Agreement or the Horizon Mexico Collective Agreement, as applicable, and become a successor employer for purposes of Section 69 of the Labour Relations Act (Ontario) and applicable Mexican law with respect to all such employees and the Unions;

(ii)
offer employment to each Non-Union Employee listed in the Employee List (other than Non-Active Non-Union Employees) as at the Time of Closing on terms and conditions which are, in the aggregate not less favourable than those upon which such Employee is employed by the Vendors at the Time of Closing; and

(iii)
up to fourteen (14) months after Closing Date, the Purchaser shall offer employment to each Non-Active Non-Union Employee as at the Closing Date on terms and conditions which are, in the aggregate not less favourable than those upon which such Non-Active Non-Union Employee is employed by the Vendors at the Time of Closing, such offer of employment to be made: (A) in the case of such Employees who are absent for medical reasons, if such Employees provide to the Purchaser, within such fourteen (14) month period, medical evidence that they are fit for work; or (B) in the case of such Non-Active Non-Union Employees who are on a non-medical leave of absence, when such leave expires if it expires within such fourteen (14) month period (the date as of which any such Employee accepts the Purchaser’s offer of employment is herein called the “Hire Date”).

(c)
The Vendors shall be responsible for all wages, bonuses (including all stub bonuses), vacations, sick leave, vacation pay, termination and severance pay, Benefit Plan Liabilities, benefits and claims and other remuneration benefits (collectively “Wages”) for all of the Employees earned or accrued up to the Time of Closing or Hire Date (as applicable), whether or not paid or payable before or after the Time of Closing or Hire Date (as applicable), provided that the Vendor’s sole responsibility for termination and severance pay shall be limited to the entitlement of Non-Union Employees and Non-Active Non-Union Employees who are terminated by the Vendor prior to the Time of Closing or are otherwise not employed by the Purchaser. The Purchaser shall be responsible for all Wages accrued and earned after the Time of Closing or Hire Date (as applicable) with respect to the Employees who accept the Purchaser’s offer of employment or whose employment transfers automatically by operation of law. Subject to the limitation above regarding termination and severance pay, the Vendors shall be responsible for all Wages of all Non-Active Non-Union Employees prior to the Hire Date. The Purchaser shall be responsible for all Wages with respect to the Non-Active Non-Union Employees accrued and earned after the Hire Date.

(d)
The Purchaser shall not assume any obligations or Liabilities under or in connection with any Benefit Plans. The responsibilities for all such Liabilities, benefits and claims under such plans will remain with the Vendors. Employees and their eligible spouses and dependants or beneficiaries shall continue participation in the Benefit Plans with respect to benefits provided, and claims or costs incurred up to the Time of Closing or the Hire Date (as applicable). For the purposes of this Section 4.3(d), the date on which a claim or cost is incurred or arises will be: (i) in the case of a disability claim, the date of the occurrence of the event causing the disability or the date of reoccurrence within the meaning of the disability Benefit Plan of a previously experienced disability, (ii) in the case of extended health claims, excluding dental and medical treatment, the date on which the service was provided, (iii) with respect to a prescription drug or vision care claim, the date that the prescription will be filled or product or service provided; and (iv) in the case of a death claim, the date of death.

4.4	Privacy Issues

(a)
The Parties hereto acknowledge that they are responsible for their respective compliance at all times with the Applicable Law which govern the collection, use or disclosure of Personal Information disclosed in connection with this Agreement.

(b)
The Vendors shall only disclose Personal Information to the Purchaser as it relates directly to the transactions contemplated herein. Each Party acknowledges and confirms that the disclosure of such Personal Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated herein, and if the determination is to proceed, for the Parties to carry out and complete said transactions.

(c)
Prior to the Closing, the Purchaser shall not use or disclose the Personal Information for any purposes other than to determine whether to proceed with the transactions contemplated in this Agreement. After the Closing, the Purchaser agrees to: (i) limit the use or disclosure of the Personal Information to the same purposes for which it was collected, used or disclosed by the Vendors, except as authorized or permitted by Applicable Law related to the protection of Personal Information; (ii) as may be required by law, notify the Persons whose Personal Information has been disclosed to the Purchaser that the transactions contemplated by this Agreement have taken place, and that the Personal Information about such Persons has been disclosed to the Purchaser; and (iii) give effect to any withdrawal of consent from such Persons to the collection, use or disclosure of the Personal Information about such Persons if required by Applicable Law.

(d)
If the transactions contemplated by this Agreement do not proceed, the Purchaser shall, if any Personal Information is still in its custody or under its control, at the Vendors’ option, either destroy such Personal Information or turn it over to the Vendors.

(e)
Each Party acknowledges and confirms that it has taken and shall continue to take reasonable steps, accordance with all Applicable Law, to prevent accidental loss or corruption of the Personal Information, unauthorized input or access to the Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Personal Information.

(f)
Subject to the following provisions, the Purchaser shall at all times keep strictly confidential Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Personal Information to protect the confidentiality of such information in a manner consistent with the Purchaser’s obligations hereunder. Prior to the Closing Date, the Purchaser shall take reasonable steps to ensure that access to the Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access such information in order to complete the transactions contemplated herein.

(g)
Where authorized by Applicable Law, the Purchaser shall promptly notify the Vendors of all inquiries, complaints, requests for access, variations or withdrawals of consent and claims of which the Purchaser is made aware in connection with the Personal Information and the Vendors’ collection, use, disclosure or other activities therewith from the time of disclosure of the Personal Information until one year following the return of the Personal Information to the Vendors pursuant to Section 4.4(d), or the Closing Date, as applicable. To the extent permitted by Applicable Law, the Parties shall fully cooperate with one another, and any authorized authority charged with enforcement of Applicable Law related to the protection of Personal Information, in responding to such inquiries, complaints, requests for access, variations or withdrawals of consent and claims.
ARTICLE 5
CONDITIONS

5.1	Conditions for the Benefit of the Purchaser
The sale by the Vendors and the purchase by the Purchaser of the Purchased Assets is subject to the following conditions, which are for the exclusive benefit of the Purchaser and which are to be performed or complied with at or prior to the Time of Closing:

(a)
all the representations and warranties of the Vendors contained in this Agreement are true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1(a), 3.1(c)(i), 3.1(c)(ii) and 3.1(m), and such representations and warranties which are already qualified by materiality, which shall be true and correct in all respects) at the Time of Closing with the same force and effect as if made at and as of such time;

(b)
all the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendors at or before the Time of Closing shall have been complied with or performed in all material respects;

(c)
the Purchaser will be furnished with a certificate of an officer of each of the Vendors, dated the Closing Date on behalf of the respective Vendors and not in his or her personal capacity, to the effect that:

(i)
the representations and warranties of the Vendors set forth herein are true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1(a), 3.1(c)(i), 3.1(c)(ii) and 3.1(m), and such representations and warranties which are already qualified by materiality, which shall be true and correct in all respects) at the Time of Closing with the same force and as if made at and as of such time; and

(ii)
all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendors at or before the Time of Closing have been complied with or performed in all material respects;

(d)	there will have been obtained the approvals or consents set forth in Section 5.1(d) of the Disclosure Letter;

(e)	no Applicable Law shall have been made, and no action or proceeding will be pending or threatened by any Government Authority, to enjoin, restrict or prohibit:

(i)	the sale and purchase of the Purchased Assets contemplated hereby; or

(ii)	the right of the Purchaser to use the Purchased Assets to produce, manufacture, modify, repair, fix, maintain, sell and license the Products;

(f)
there shall have been no Material Adverse Effect from the date hereof to the Time of Closing and during such period, the Vendors shall have complied with or performed the actions described in Sections 6.3 and 6.4;

(g)	all deliverables set out in Section 2.8 shall have been delivered;

(h)
the right, title and interest of the Vendors in the Leases shall have been assigned to the Purchaser and the consent of the applicable lessors to such assignment shall have been obtained, to the extent required under the applicable Leases;

(i)
the Purchaser shall have entered into a Supply Agreement with Main Access LLC on terms reasonably acceptable to Purchaser that requires Main Access LLC to purchase all of its requirements for structural foam products from Purchaser post-Closing for a term of not less than four (4) years;

(j)	Vendors shall deliver or cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser:

(i)
certified copies of: (A) the constating documents and by-laws of each of the Vendors; and (B) all resolutions of the shareholders and the board of directors of each Vendor approving the entering into and completion of the transaction contemplated by this Agreement;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to each Vendor issued by appropriate government officials of their respective jurisdictions of incorporation;

(iii)	employment letters duly executed by each of Ken Brownlee, Adam Gabriele, Ivan Gissing, Dominic Barrese and Chris Long;

(iv)	the Escrow Agreement;

(v)	the Employer Substitution Agreement;

(vi)	a Purchase Certificate issued by the Ontario Workplace Safety and Insurance Board in respect of the Business;

(vii)
an acknowledgement from each secured party who has one or more registered Encumbrances against the Vendors which could reasonably relate to the Purchased Assets, that such Encumbrances and related security registration(s) do not relate to the Purchased Assets, or, as applicable, a discharge of such security that attaches to the Purchased Assets, or a partial discharge or reduction respecting that portion of the security which, but for the partial discharge, would attach to the Purchased Assets;

(viii)	all social media account login, password and other relevant user information;

(ix)	all keys, entry, devices and passcodes with respect to the Purchased Assets; and

(x)	tax elections set out in Section 2.9.

5.2	Conditions for the Benefit of the Vendors
The sale by the Vendors and the purchase by the Purchaser of the Purchased Assets is subject to the following conditions, which are for the exclusive benefit of the Vendors and which are to be performed or complied with at or prior to the Time of Closing:

(a)
the representations and warranties of the Purchaser set forth herein will be true and correct in all material respects (other than such representations and warranties which are already qualified by materiality and which shall be true and correct in all respects) at the Time of Closing with the same force and effect as if made at and as of such time;

(b)
all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or prior to the Time of Closing shall have been complied with or performed in all material respects;

(c)	the Vendors will be furnished with a certificate of an officer of the Purchaser, dated the Closing Date on behalf of the Purchaser and not in his or her personal capacity, to the effect that:

(i)
all the representations and warranties of the Purchaser set forth herein are true and correct in all material respects (other than such representations and warranties which are already qualified by materiality and Section 4.1(a), Section 4.1(d)(i) and Section 4.1(f)(i), which shall be true and correct in all respects) at the Time of Closing with the same force and effect as if made at and as of such time; and

(ii)
all the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing have been complied with or performed in all material respects;

(d)	the Vendors shall have been released from any obligations relating to the period on and after the Closing Date under the Leases;

(e)
no Applicable Law shall have been made, and no action or proceeding will be pending or threatened by any Governmental Authority, to enjoin, restrict or prohibit the sale and purchase of the Purchased Assets contemplated hereby; and

(f)	the Purchaser shall deliver or cause to be delivered to the Vendors the following in form and substance satisfactory to the Vendors:

(i)
certified copies of: (A) the constating documents and by-laws of the Purchaser; and (B) all resolutions of the shareholders and the board of directors of the Purchaser approving the entering into and completion of the transaction contemplated by this Agreement;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government officials of its jurisdiction of incorporation;

(iii)	the Escrow Agreement;

(iv)	the Employer Substitution Agreement; and

(v)	the Purchase Price in accordance with Section 2.6.

5.3	Mutual Conditions
The sale by the Vendors and the purchase by the Purchaser of the Purchased Assets is subject to the following conditions, which are for the mutual benefit of the Parties and which are to be performed or complied with at or prior to the Time of Closing:

(a)	the Purchaser shall have obtained the Environmental Report; and

(b)	the Purchaser shall have received a formal asset valuation report conducted by a licensed asset evaluation institution.
ARTICLE 6
CLOSING ARRANGEMENTS

6.1	Closing
The sale and purchase of the Purchased Assets will be completed at the Time of Closing at the offices of Dentons Canada LLP, 77 King Street West, Suite 400, Toronto Dominion Centre, Toronto, Ontario, M5K 0A1.

6.2	Examination of Records and Purchased Assets, etc.

(a)
From the date of this Agreement until the Closing, the Vendors shall permit the Purchaser and its representatives to have access to the Virtual Data Room and shall ensure that all records, books, documents, files and data bases recorded or stored by means of any device, including in electronic form, including books of account, ledgers, journals, sales and purchase records, depreciation records, account receivable records (including billing records, invoices, etc.), maintenance files, inventory records, compliance records, vehicle files, environmental studies and reports, lists of suppliers, customer lists, credit information, cost and pricing information, business reports, plans and projections and all other correspondence, data and information, financial or otherwise, title documents, certificates of trade-marks and copyrights, contracts and commitments in the possession or under the control of the Vendors relating to the Business, the Products, the Employees or the Purchased Assets (the “Records”) that are included in the Virtual Data Room.

(b)
From the Time of Closing and thereafter, the Vendors shall be entitled to keep copies of the Records as well as the Books and Records. The Purchaser will preserve the Records for such period as is required by Applicable Law and will permit the Vendors or their representatives access thereto during business hours on three (3) days prior written notice.

(c)
If the sale and purchase of the Purchased Assets hereunder fails to occur for whatever reason, the Purchaser will: (i) not disclose to any person or use for any purpose any information concerning the Vendors, the Business or the Purchased Assets and the Purchaser will hold all such information in the strictest confidence; and (ii) return all Documentation, Records as well as the Books and Records and all other information or data relating to the Vendors or to the Business or the Purchased Assets; provided that the foregoing shall not apply to information which; (iii) is generally available to the public through no fault of the Purchaser; (iv) is lawfully provided to the Purchaser by a Third Party without violating obligations of confidence to the knowledge of the Purchaser; or (v) is required to be disclosed by enforceable judicial process provided that the Vendors are given advance notice of any such disclosure and an opportunity to contest such disclosure before the relevant court or other body under Applicable Law.

6.3	Vendors’ conduct of the Business prior to Closing
From the date of this Agreement until the Time of Closing:

(a)	each of the Vendors shall conduct the Business in the Ordinary Course;

(b)	each of the Vendors shall pay all of its liabilities and Taxes when due, subject to good faith disputes over such liabilities or Taxes; and

(c)	each of the Vendors shall use commercially reasonable efforts to preserve intact all rights of the Business and the Purchased Assets.

6.4	Restrictions on Vendors’ conduct of the Business prior to Closing
From the date of this Agreement until the Time of Closing, without the consent of the Purchaser, each Vendor shall not:

(a)	assume, incur, guarantee or modify terms of any indebtedness or Liability other than in the Ordinary Course of the Business;

(b)
sell, transfer, lease, license or otherwise create an Encumbrance, other than Permitted Encumbrances, on any of the Purchased Assets or agree to do any of the foregoing with regard to any of the Purchased Assets, except for the sale of Inventories in the Ordinary Course of the Business;

(c)	enter into any agreements or commitments with another person, except in the Ordinary Course of the Business;

(d)	violate in any material respect, any legal requirement applicable to the Business or the Purchased Assets;

(e)	change or announce any change to the Products or any services sold by the Vendors other than in the Ordinary Course of the Business;

(f)	purchase, lease, license or otherwise acquire any material assets to be used in the Business, except for supplies and inventory acquired by the Vendors in the Ordinary Course of the Business;

(g)	write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness or discharge any Encumbrance other than in the Ordinary Course of the Business;

(h)	provide any indemnity or warranty relating to the Business, other than Product Warranties and indemnities in the Ordinary Course of the Business in respect of Product Warranties, to any person;

(i)
change the terms of its accounts or other payables or receivables or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or receivables other than in the Ordinary Course of the Business;

(j)
make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes to the extent that any such action may create an Encumbrance on the Purchased Assets; or

(k)	enter into any contract or agree, in writing or otherwise, to take any of the actions described in Section 6.4(a) through 6.4(j) above.

6.5	No solicitation
Until the earlier of: (a) the closing of the purchase and sale transaction contemplated hereunder; and (b) the termination of this Agreement pursuant to its terms, each Vendor shall not, and each Vendor shall cause its shareholders, directors, officers and employees not to, directly or indirectly:

(i)
initiate, solicit or encourage (including by way of furnishing information) any inquiries, or make any statements to Third Parties which may reasonably be expected to lead to any proposal of offer concerning the sale or disposition of a material portion of the Business or the Purchased Assets, of any shares or securities in such Vendor, or of any business combination involving such Vendor (whether by way of merger or otherwise); or

(ii)
hold or conduct any discussions or enter into any agreements with, or provide any information or respond to, any Third Party concerning a proposed competing transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any Third Party to do or seek any of the foregoing.

6.6	Certain notifications
From the date of this Agreement until the closing of the purchase and sale transaction contemplated hereunder, the Vendors shall promptly (and in any event, before the Time of Closing) notify the Purchaser in writing regarding any:

(a)	action taken by any of the Vendors not in the Ordinary Course of the Business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect on the Business;

(b)
material fact, circumstance, event, or action by any of the Vendors: (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which could reasonably be expected to result in any of the representations and warranties of the Vendors, made individually or on behalf of the Vendors, contained in this Agreement not being true and correct in all material respects when made or at the closing of the transaction contemplated hereunder;

(c)	material breach of any covenant or obligation of Vendor hereunder;

(d)	circumstance or event which will result in, or could reasonably be expected to result in, the failure of a Vendor to timely satisfy any of the closing conditions specified in Article 5; and

(e)
proposal or offer concerning the sale or disposition of a portion of the Business or the Purchased Assets, of any shares or securities in such Vendor, or of any business combination involving such Vendor (whether by way of merger or otherwise).

6.7	Consents
As promptly as possible after the date of this Agreement, each Vendor shall use its reasonable best efforts to obtain all consents listed in Section 5.1(d) of the Disclosure Letter. Neither the Vendors nor the Purchaser shall be required to:

(a)	agree to any material changes in, or the imposition of any material condition to the transfer to the Purchaser of, any contract as a condition to obtaining any consent; or

(b)	dispose of or make any changes to its business, expend any material funds or incur any other burden in order to comply with this Section 6.7.

6.8	Risk of Loss
If, prior to Closing, all or any material part of the Purchased Assets are destroyed or damaged by fire or any other casualty or are appropriated, expropriated or seized by any Governmental Authority, the Purchaser shall, acting reasonably, have the option, exercisable by notice in writing given within four (4) Business Days of the Purchaser receiving notice in writing from the Vendors of such destruction, damage, expropriation or seizure:

(a)
to reduce the Purchase Price by an amount, agreed upon between Horizon International and the Purchaser, each acting reasonably, that is equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets forming part of the Purchased Assets so damaged or destroyed and to complete the purchase, provided that all proceeds of insurance are paid to the Vendors immediately upon receipt; or

(b)
to complete the transaction contemplated in this Agreement without reduction of the Purchase Price, in which event all proceeds of any insurance or compensation for expropriation or seizure will be payable to the Purchaser and all right and claim of the Vendors to any such amounts up to the Purchase Price not paid by the Closing Date will be assigned to the Purchaser; or

(c)
to terminate this Agreement and not complete the purchase, in which case all obligations of the Parties (save and except for their respective obligations under Section 4.4, Section 9.3, Section 9.8 and Section 9.12 which will survive) will terminate immediately upon the Purchaser giving notice as required herein.

ARTICLE 7
TERMINATION

7.1	Termination Rights

(a)	Subject to Section 7.1(b), this Agreement may be terminated by notice in writing given to the other Parties at or prior to the Time of Closing:

(i)
by the Purchaser if there has been a material breach of this Agreement by the Vendors and that breach has not been waived by the Purchaser, provided that there has not been a material breach of this Agreement by the Purchaser that has not been remedied by the Purchaser or waived by the Vendors;

(ii)
by the Vendors if there has been a material breach of this Agreement by the Purchaser and that breach has not been waived by the Vendors, provided that there has not been a material breach of this Agreement by the Vendors that has not been remedied by the Vendors or waived by the Purchaser;

(iii)	by the Purchaser if any of the conditions in Section 5.1 and Section 5.3 have not been satisfied by the Outside Date and the Purchaser has not waived that condition at or prior to the Outside Date;

(iv)	by the Vendors if any of the conditions in Section 5.2 and Section 5.3 have not been satisfied by the Outside Date and the Vendors have not waived that condition at or prior to the Outside Date; or

(v)	by the Purchaser in the circumstances and upon the terms set out in Section 6.8.

(b)	This Agreement may be terminated by mutual written agreement of the Vendors Representative and the Purchaser upon the terms of that agreement.

7.2	Effect of Exercise of Termination Rights
If a Party exercises its right of termination under Section 7.1, immediately upon the Party giving notice as required under Section 9.9 the Parties shall be discharged from any further obligations under this Agreement, except that:

(a)	each Party’s respective obligations under Section 4.4, Section 9.3, Section 9.8 and Section 9.12 shall continue indefinitely; and

(b)
if a Party exercises its right of termination under Section 7.1 because of a material breach of this Agreement by the other Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party failed to perform any of its obligations or covenants under this Agreement that are reasonably capable of being performed or caused to be performed by the other Party, any rights, remedies or causes of action the terminating Party may have based upon the other Party’s breach shall continue unimpaired.

ARTICLE 8
INDEMNIFICATION

8.1	Indemnification by the Seller Parties

(a)
Subject to Section 8.1(b) hereof, the Seller Parties, jointly and severally, shall indemnify and save harmless the Purchaser, and its Representatives, shareholders, subsidiaries and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution in value, whether or not involving a Third Party Claim, arising from or in connection with:

(i)
subject to Section 3.3, any misrepresentation or any incorrectness in or breach of any representation or warranty set forth in Section 3.1 hereof or referred to in any certificate delivered by or on behalf of the Seller Parties pursuant to Section 5.1(c)(i) hereof;

(ii)
all Claims asserted by any Employee or former Employee, including any Non-Active Non-Union Employee against the Purchaser Indemnified Parties and which arise by reason of the employment with the Seller Parties of such Employee, former employee or Non-Active Non-Union Employee or the termination of the employment of such Employee, former employee or Non-Active Non-Union Employee by the Purchaser Indemnified Parties prior to the Time of Closing;

(iii)	any breach of any covenant of the Seller Parties set forth in this Agreement; and

(iv)	any Liabilities, debts and obligations of the Seller Parties not forming part of the Assumed Liabilities, including any Excluded Liabilities.

(b)	Notwithstanding any of the other provision of this Agreement:

(i)
no claim for indemnification may be made by the Purchaser Indemnified Parties and the Seller Parties shall have no obligation to indemnify the Purchaser Indemnified Parties for any Claim that arises out of:

(A)	the matters listed in Section 3.1(m)(i) of the Disclosure Letter;

(B)	a change in the land use at the real property associated with the Facilities at any time after the Time of Closing;

(C)	actions taken after the Time of Closing in connection with expansion projects at any of the Facilities or cessation of operations at any of the Facilities; or

(D)
remedial work to attain remediation standards in excess of the requirements of Applicable Environmental Law or remediation guidelines for the type of land use relevant to the applicable real property associated with the Facilities as of the Closing Date;

(ii)
subject to Section 8.1(b)(v), the Seller Parties shall have no Liability to the Purchaser Indemnified Parties under Sections 8.1(a)(i) and 8.1(a)(ii) until the Seller Parties’ aggregate liability under all such Claims exceeds $500,000, at which time the Seller Parties’ shall be required to pay or indemnify the Purchaser Indemnified Parties in respect of their Liability for all such Claims, excluding the first $500,000 of such Liability;

(iii)	subject to Section 8.1(b)(v), in no event shall the aggregate Liability of the Seller Parties’ arising under Sections 8.1(a)(i) and 8.1(a)(ii) exceed $15,750,000;

(iv)
the limitations set forth in Sections 8.1(b)(ii) and 8.1(b)(iii) shall not apply to: (A) any Claim relating to fraud or wilful misconduct, for which the aggregate Liability of the Seller Parties shall not exceed the amount of the Purchase Price; or (B) any Claims for indemnification under Sections 3.1(a), 3.1(c)(i), 3.1(c)(ii), 3.1(j) or 3.1(m), for which the aggregate Liability of the Seller Parties shall not exceed the amount of the Purchase Price;

(v)
no claim for indemnification may be made by the Purchaser Indemnified Parties and none of the Seller Parties shall have any obligation to indemnify the Purchaser Indemnified Parties for any Claim that arises out of the transfer of any Personal Information by the Seller Parties to the Purchaser Indemnified Parties for the purpose of completing the transactions contemplated herein, and any contravention of Applicable Laws related to the protection of Personal Information related to the transactions contemplated herein; and

(vi)
for purposes of calculating the amount of any loss, liability, claim damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution in value that is the subject matter of a claim for indemnification, any reference to “materiality”, “Material Adverse Effect”, or other similar qualification or limitation that is contained in or is otherwise applicable to such representation or warranty or claim for indemnification will be disregarded, provided that such qualifications or limitations shall continue to apply for the purposes of determining whether there has been a beach or inaccuracy of any representation or warranty contained herein.

8.2	Indemnification by the Purchaser

(a)
The Purchaser shall indemnify and save harmless the Vendors, and their Representatives, shareholders, subsidiaries and Affiliates (collectively, the “Vendors Indemnified Parties”) from and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution in value, whether or not involving a Third Party Claim, arising from or in connection with:

(i)
subject to Section 3.6, any misrepresentation or any incorrectness in or breach of any representation or warranty set forth in Section 3.4 hereof or referred to in any certificate delivered by or on behalf of the Purchaser pursuant to Section 5.2(c)(i) hereof;

(ii)
all Claims asserted by: (A) any Employee against the Vendors Indemnified Parties in respect of any termination of employment of such Employee by the Purchaser after the Time of Closing; and (B) any Non-Active Non-Union Employee against the Vendors Indemnified Parties in respect of any termination of employment of such Non-Active Non-Union Employee by the Purchaser after such Non-Active Non-Union Employee starts work for the Purchaser;

(iii)	any breach of any covenant of the Purchaser set forth in this Agreement; and

(iv)	the conduct of the Business or ownership of the Purchased Assets by the Purchaser from and after the Closing Date.

(b)	Notwithstanding any of the other provision of this Agreement:

(i)
subject to Section 8.2(b)(iii), Purchaser shall have no Liability to the Vendors Indemnified Parties under Sections 8.2(a)(i) and 8.2(a)(ii) until Purchaser’s aggregate liability under all such Claims exceeds $500,000, at which time Purchaser shall be required to pay or indemnify the Vendors Indemnified Parties in respect of its Liability for all such Claims, excluding the first $500,000 of such Liability;

(ii)	subject to Section 8.2(b)(iii), in no event shall the aggregate Liability of Purchaser arising under Sections 8.2(a)(i) and 8.2(a)(ii) exceed $15,750,000; and

(iii)
the limitations set forth in Sections 8.2(b)(i) and 8.2(b)(ii) shall not apply to any Claims relating to fraud or wilful misconduct, for which the Liability of the Purchaser shall not exceed the amount of the Purchase Price; or (B) any Claims for indemnification under Sections 3.4(a) and 3.4(b), for which the aggregate Liability of the Purchaser shall not exceed the amount of the Purchase Price.

8.3	Notice of Claim
A Party entitled to and seeking indemnification pursuant to the terms of this Agreement (the “Indemnitee”) shall promptly give written notice to the Party or Parties, as applicable, responsible for indemnifying the indemnified party (the “Indemnitor”) of any claim for indemnification pursuant to Section 8.1 or Section 8.2 hereof. Such notice shall specify whether the Claim arises as a result of a claim by a person other than a Party hereto against the Indemnitee (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

8.4	Procedure for Indemnification – Direct Claims
With respect to Direct Claims, following receipt of notice of a Claim from the Indemnitee, the Indemnitor shall have thirty (30) days to make such investigation of the Claim as the Indemnitor considers necessary or desirable. For the purpose of such investigation, the Indemnitee shall make available to the Indemnitor the information relied upon by the Indemnitee to substantiate the Claim and any related information and documentation including any Records. If the Indemnitee and the Indemnitor agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnitor shall immediately pay to the Indemnitee the full agreed upon amount of the Claim.

8.5	Procedure for Indemnification – Third Party Claims
The obligations of the Seller Parties and the Purchaser under this Agreement to indemnify and save harmless the Indemnitees are, in the case of any Third Party Claim, subject to the following provisions:

(a)
The Indemnitor may, at its own expense, by giving notice to the Indemnitee not later than ten (10) days after the Indemnitor receives from the Indemnitee notice of the Third Party Claim, notify the Indemnitee on a preliminary basis, that it intends to defend such Claim subject to full review of the Third Party Claim, and the following conditions shall apply:

(i)
the Indemnitee will provide copies of all pleadings, notices, evidence and other materials received from the Third Party or in the Indemnitee’s possession or control in order to permit the Indemnitor to appropriately assess and respond to the Claim. The failure by the Indemnitee to give timely notice to the Indemnitor shall not relieve the Indemnitor of its obligations to indemnify hereunder (unless the Indemnitor is precluded thereby from defending the Claim) provided that the Indemnitee shall be liable to the Indemnitor for any damage, expense, liability or prejudice suffered or incurred by the Indemnitor by reason of the failure to give such prompt notice;

(ii)
within a reasonable time, and no later than forty-five (45) days following receipt by the Indemnitor of the materials referred to in subclause (i), the Indemnitor will deliver to the Indemnitee a notice (“Formal Notice”) specifying that it will or will not defend the Indemnitee in respect of the Third Party Claim and, if the Formal Notice specifies that the Indemnitor will defend the Third Party Claim, it will do so diligently at its own expense and it will appoint counsel who has not previously acted for or against the Indemnitee in circumstances that would create a conflict of interest in such counsel acting for the Indemnitee in respect of the Third Party Claim, and during the forty-five (45) days or shorter period prior to giving such Formal Notice will take reasonable steps to prevent the Indemnitee’s defence of the Third Party Claim from being compromised pending such Formal Notice;

(iii)
during the course of the proceedings respecting the Third Party Claim, each of the Indemnitor and the Indemnitee will provide to the other, in a timely manner, copies of pleadings, notices, evidence and other materials received from the Third Party and, upon request, will provide any documents and other materials referred to in Section 8.5(a)(i) still in its respective possession and other documents relating to the Third Party Claim or proceeding in its possession or control;

(iv)
the Indemnitee may at any time, at its own expense, elect to retain independent counsel and participate at its own cost in (but not control or retain counsel of record for) the defence, negotiation and settlement of the Third Party Claim;

(v)
the Indemnitor will not settle or compromise any Third Party Claim or consent to any order respecting the Third Party Claim unless: (A) it first obtains the written consent of the Indemnitee to such settlement, compromise or order; or (B) the terms of such settlement, compromise or order discharge and release the Indemnitee from any and all liabilities and obligations thereunder on a confidential basis and without admission of negligence or wrong doing by any Indemnitee; and (C) without charge to the Indemnitee;

(vi)
the Indemnitee will promptly provide the Indemnitor with reasonable assistance and authority in connection with the defence of the Third Party Claim and any related proceeding. Reasonable assistance will include making available any relevant information or documentation in the Indemnitee’s possession or control, making available the employees then employed by the Indemnitee and technical assistance provided by such employees reasonably necessary to defend the Third Party Claim, provided that the Indemnitor shall be responsible for and shall pay when invoiced by the Indemnitee all reasonable expenses associated with making information, documents or materials available and for all reasonable expenses of any employees made available to the Indemnitor hereunder, which expenses will be equal to the direct out-of-pocket cost incurred by the Indemnitee in providing such assistance;

(vii)	except with the prior written consent of the Indemnitor, the Indemnitee will not make any admissions or disclose any evidence regarding same; and

(viii)
if the Indemnitor does not deliver a Formal Notice within the time provided in Section 8.5(a)(i) or indicates in the Formal Notice that it does intend to defend the Indemnitee in the related Third Party Claim, the Indemnitee shall have the right, but not the obligation, to control the defence, assisted by counsel of its own choosing, negotiate and settle the Third Party Claim without the prior consent of the Indemnitor; or if the Indemnitor delivers a Formal Notice in which it agrees to defend the Third Party

Claim but there are reasonable grounds for believing that there are defences or claims available to the Indemnitee that are not available to the Indemnitor, the Indemnitee shall have the right, but not the obligation, to be independently represented in the defence or settlement of the Third Party Claim.

(b)
If the Indemnitor does not deliver Formal Notice within the time provided Section 8.5(a)(ii) or elects in the Formal Notice not to defend the Third Party Claim then, in the event of litigation proceeding against the Indemnitee in respect of the Third Party Claim, the Indemnitor will be entitled to monitor but shall not otherwise participate in the defence, negotiation and settlement of such litigation.

(c)
Subject to Section 8.5(a)(iv), the Indemnitor’s obligation to make payments to the Indemnitee under any Third Party Claim will not arise unless the Indemnitor’s liability which is the subject of the Third Party Claim is agreed in writing between the Parties or is determined by the final order of a court or arbitrator binding upon the Indemnitor.

(d)
The determination of the Indemnitor’s liability for a Third Party Claim under this Section 8.5 shall be net of any insurance proceeds or Third Party reimbursements actually received by the Indemnitee in respect of the same facts or circumstances giving rise to the right of the Indemnitee to indemnification hereunder.

(e)	The Indemnitor may not assume the investigation and defence of a Third Party Claim if:

(i)	it relates to Taxes of the Indemnitee, nor may the Indemnitor participate in the investigation and defence of such a claim;

(ii)	the Indemnitor is also a party to the Third Party Claim and the Indemnitee determines in good faith that joint representation would be inappropriate;

(iii)	the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim;

(iv)
in the reasonable judgement of the Indemnitee, the estimated amount of likely loss, liability, claim damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution in value in connection with such claim is greater than the unused portion of the maximum liability the Indemnitor is liable for as set out in Section 8.1(b) or Section 8.2(b); or

(v)	in the reasonable judgement of the Indemnitee, such claim involves material reputational risks to the Indemnitee.

(f)
The Indemnitee shall have the right to settle any Third Party Claim without the consent of the Indemnitor provided that the Indemnitee has first delivered to the Indemnitor a written waiver and release of any right of the Indemnitee to be indemnified in respect of such claim and further provided that such settlement is without any Liability to the Indemnitor.

8.6	Brokerage and Finder’s Fees.
The Seller Parties jointly and severally agree to indemnify the Purchaser and hold it harmless in respect of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby which is caused by actions of the Seller Parties or any of their Affiliates. The Purchaser will indemnify the Seller Parties and hold them harmless in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby which is caused by actions of the Purchaser or any of its Affiliates.

8.7	Adjustment to Purchase Price
Any payment made by the Seller Parties pursuant to this Article 8 will be a dollar-for-dollar decrease of the Purchase Price and any payment made by the Purchaser pursuant to this Article 8 will be a dollar-for-dollar increase of the Purchase Price. For greater certainty, any such decrease or increase of the Purchase Price will be allocated among those Purchased Assets to which such payment can reasonably be considered to relate, or if such payment does not reasonably relate to a particular Purchased Asset, such decrease or increase will be allocated to the goodwill forming part of the Canadian Purchased Assets.
ARTICLE 9
GENERAL

9.1	Further Assurances
Each of the Seller Parties and the Purchaser will from time to time execute and deliver or cause to be executed and delivered all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out this Agreement.

9.2	Time of the Essence
Time is of the essence of this Agreement.

9.3	Costs and Expenses
Each of the Seller Parties and the Purchaser will pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

9.4	Public Announcements
Except as required by Applicable Law, no public announcement or press release concerning the sale and purchase of the Purchased Assets contemplated hereunder may be made by the Purchaser or the Seller Parties without the prior consent and joint approval of the Seller Parties and the Purchaser, such consent not to be unreasonably withheld.

9.5	Benefit of the Agreement
This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

9.6	Entire Agreement
This Agreement, together with the agreements to be delivered pursuant to this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto including, without limitation, the letter of intent dated June 30, 2017 executed by the Purchaser and Horizon International. Other than as expressly set forth in this Agreement and any agreement to be delivered pursuant to this Agreement, there are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied, statutory or otherwise, between the Parties relating to the transactions contemplated hereby.

9.7	Amendments and Waivers
No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the Parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

9.8	Assignment
This Agreement may not be assigned by any Party without the prior written consent of the other(s), such consent not to be unreasonably withheld, provided that the Purchaser shall be entitled to assign any or all of its rights and obligations under this Agreement to any Affiliate of the Purchaser. In such case, any such assignee shall have and may exercise all of the rights and shall assume all of the obligations of the Purchaser under this Agreement and the Purchaser shall not be relieved of any of its obligations hereunder.

9.9	Notices
Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personnel delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:
To the Seller Parties:
BRIAN READ
975A Elgin Street West
Suite 417
Cobourg, Ontario K9A 5J3

Email:    baread@eagle.ca

With a copy to:
DENTONS CANADA LLP
77 King Street West, Suite 400
Toronto Dominion Centre
Toronto, Ontario, M5K 0A1

Fax No.:    (416) 863-4592
Email:        kris.miks@dentons.com
Attention:    Kristopher Miks
To the Purchaser:
1137925 B.C. LTD.
800 Manor Park Drive
Columbus, Ohio 43228

Fax No.:    (614) 870-4028
Email:    jzimmer@coremt.com
Attention:    John Zimmer, Chief Financial Officer
With a copy to:
SQUIRE PATTON BOGGS (US) LLP
2000 Huntington Center
41 S. High Street
Columbus, Ohio 43215

Fax No.:    (614) 365-2499
Email:    don.hughes@squirepb.com
Attention:    Donald W. Hughes
or to such other address, individual or electronic communication number as may be designated by notice given by a Party to the other Parties in accordance with this Section. Any demand, notice or other communication, given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the sixth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any Business Day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but must be given by personal delivery or by electronic communication.

9.10	Third Party Beneficiaries
Nothing in this Agreement is intended to confer upon any person (including any Employees) other than the Indemnitees, the Parties and their respective successors and permitted assigns, any rights or remedies hereunder.

9.11	Sole Remedies
The rights and remedies of the Parties are the sole rights and remedies available to them respectively in connection with the purchase and sale transaction herein provided for.

9.12	Governing Law
This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

9.13	Attornment
For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the province of Ontario will have exclusive jurisdiction to entertain any action arising under this Agreement. The Seller Parties and the Purchaser each hereby attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

9.14	Counterparts
This Agreement may be executed in any number of counterparts and by facsimile or electronic means, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.
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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first set forth above.

1137925 B.C. LTD.
Per:	/s/ John Zimmer
Name: John Zimmer
Title: Chief Financial Officer
HORIZON PLASTICS INTERNATIONAL INC.
Per:	/s/ Brian Read
Name: Brian Read
Title: President, Treasurer and Secretary

1541689 ONTARIO INC.
Per:	/s/ Kimberly Read
Name: Kimberly Read
Title: President and Secretary

2551024 ONTARIO INC.
Per:	/s/ Brian Read
Name: Brian Read
Title: President and Secretary-Treasurer

HORIZON PLASTICS DE MÉXICO, S.A. DE C.V.
Per:	/s/ Brian Read
Name: Brian Read
Title: Authorized Signatory

/s/ Brian Read
Brian Read

Signature Page to Asset Purchase Agreement